UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Voyager Therapeutics, Inc.
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Voyager Therapeutics, Inc.

75 Hayden Avenue

Lexington, MA 02421

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2024 Annual Meeting of Stockholders of Voyager Therapeutics, Inc., or the Annual Meeting, will be held on Wednesday, June 5, 2024, at 9:00 a.m. Eastern Time, at our offices at 75 Hayden Avenue, Lexington, Massachusetts 02421.

We intend to hold the Annual Meeting in person. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you plan to attend in person.

The purpose of the Annual Meeting is the following:

1.	to elect three directors, Michael Higgins, Jude Onyia, Ph. D., and Nancy Vitale, each to serve as a Class III director until the 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, or removal;
2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.	to transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of Class III directors nominated by the Board of Directors.

Only our stockholders of record at the close of business on April 8, 2024, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting at our offices at 75 Hayden Avenue, Lexington, MA 02421 and at the time and place of the Annual Meeting during the whole time thereof.

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2023 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2023 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2023 Annual Report on Form 10-K by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other holder of record that you must follow for your shares to be voted. The mailing of the Notice to our stockholders is scheduled to begin on April 25, 2024.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By order of the Board of Directors,

Alfred Sandrock, M.D., Ph.D. Chief Executive Officer, President and Director

Lexington, Massachusetts

April 25, 2024

VOYAGER THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors, or the Board of Directors, has made this proxy statement, or Proxy Statement, and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2024 Annual Meeting of Stockholders, or the Annual Meeting, and any adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting is to be held on Wednesday, June 5, 2024, at 9:00 a.m. Eastern Time, at our 3rd floor offices at 75 Hayden Avenue, Lexington, Massachusetts, 02421.

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on April 25, 2024.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2024:

This Proxy Statement, the accompanying proxy card or voting instruction card and our 2023 Annual Report on Form 10-K are available at http://www.proxyvote.com.

A copy of our 2023 Annual Report on Form 10-K as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, MA 02421, Attention: Secretary, Telephone: (857) 259-5340. This Proxy Statement and our 2023 Annual Report on Form 10-K are also available on the SEC’s website at http://www.sec.gov.

In this Proxy Statement, the terms “Voyager,” “the Company,” “we,” “us,” and “our” refer to Voyager Therapeutics, Inc. and our consolidated subsidiary. The mailing address of our principal executive offices is Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have been permitted to rely, and have relied, on the reduced disclosure requirements available to smaller reporting companies, including reduced disclosure obligations regarding executive compensation.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 8, 2024, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 54,388,336 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 8, 2024.

Quorum; Abstentions; Broker Non-Votes

Our Amended and Restated Bylaws, or Bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withhold” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. Broker “non-votes” are also counted as present for purposes of determining whether a quorum is present at the Annual Meeting if such uninstructed shares are entitled to vote on at least one item to be decided at the Annual Meeting.

Under our Bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, or our Bylaws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner, or the nominee holding shares for the beneficial owner does not exercise its discretionary voting power. Any election of directors by the stockholders is decided by a plurality of the votes properly cast in such election. Therefore, at the Annual Meeting, the three nominees receiving the most votes FOR election will be elected as directors (Proposal 1), and each other proposal will be approved if a majority of the votes properly cast for and against such proposal are voted FOR the proposal (Proposal 2 and Proposal 3).

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to “non-discretionary” items. We believe that Proposal 1 (the election of Class III directors) and Proposal 2 (the advisory vote on the compensation of our named executive officers) are non-discretionary items. If you do not instruct your broker how to vote with respect to each of these proposals, we expect that your broker will not be able to exercise discretionary voting authority and vote on either of these proposals, and we expect your shares to be counted as broker “non-votes.” We believe that Proposal 3 (the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024) is considered to be a discretionary item, and we expect your brokerage firm will be able to exercise discretionary voting authority and vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the firm that holds your shares and an account statement showing that you are the beneficial owner of the shares as of the record date. You may obtain directions to the location of the Annual Meeting by calling our offices at (857) 259-5340.

By Proxy

If you are a stockholder of record and do not wish to attend the Annual Meeting and vote in person, you may vote by proxy. You can vote by proxy over the Internet until 11:59 p.m. Eastern Time the day before the meeting date by following the instructions provided in the Notice, or, if you requested or otherwise received printed copies of the proxy materials by mail, you can vote by mailing your proxy card as described in the proxy materials. You can also vote by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time the day before the meeting date. You may also authorize another person or persons to act for you as a proxy in writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (i) following the instructions on the Notice and submitting a new proxy by mail or over the Internet before the Annual Meeting, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421, Attention: Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

Expenses of Solicitation

Voyager is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We expect to pay Broadridge Financial Solutions, Inc. a fee of approximately $15,000 for their services.

Procedure for Submitting Stockholder Proposals and Nominations

Stockholder proposals and nominations for election to the Board of Directors intended to be presented at the 2025 annual meeting of our stockholders must satisfy the requirements set forth in the advance notice provision under our Bylaws. To be timely for our 2025 annual meeting of stockholders, any such proposal or nomination must be delivered in writing to our Secretary at our principal executive offices not earlier than the close of business on February 5, 2025, which is the 120th day prior to the one-year anniversary of the Annual Meeting, and not later than the close of business on March 7, 2025, which is the 90th day prior to the one-year anniversary of the Annual Meeting. If the date of the 2025 annual meeting of the stockholders is scheduled to take place before May 6, 2025, which is 30 days prior to the one-year anniversary of the Annual Meeting, or after August 4, 2025, which is 60 days after the one-year anniversary of the Annual Meeting, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be a holder of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

Any stockholder proposal intended to be included in the proxy statement for the 2025 annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act and be received not later than December 26, 2024. If the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

In addition to satisfying the advance notice provisions in our Bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than April 7, 2025. If the date of the 2025 annual meeting changes by more than 30 calendar days from the date of the upcoming Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting or the 10th calendar day following our public announcement of the date of the 2025 annual meeting.

OVERVIEW OF PROPOSALS

This Proxy Statement contains three proposals requiring stockholder action. Proposal 1 requests the election of three Class III Directors to the Board of Directors. Proposal 2 requests approval, on a non-binding advisory basis, of the compensation of our named executive officers. Proposal 3 requests the ratification of the appointment of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is authorized to have, and currently consists of, ten members. The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

The Board of Directors currently consists of four Class I directors, Grace E. Colón, Ph.D., Catherine J. Mackey, Ph.D., Glenn Pierce, M.D., Ph.D., and George Scangos, Ph.D., whose terms expire at the 2025 annual meeting of stockholders; three Class II directors, Steven Hyman, M.D., James A. Geraghty, and Alfred Sandrock, M.D., Ph.D., whose terms expire at the 2026 annual meeting of stockholders; and three Class III directors, Michael Higgins, Jude Onyia, Ph.D., and Nancy Vitale, whose terms expire at the Annual Meeting.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. On March 27, 2024, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Michael Higgins, Jude Onyia, Ph.D., and Nancy Vitale for election by the stockholders as Class III directors at the upcoming Annual Meeting. If elected, each nominee will serve as a director until the 2027 annual meeting of stockholders and until such nominee’s successor is duly elected and qualified, or until such nominee’s earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class III director nominees to the Board of Directors. The proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Class III Directors

The name of the nominees for Class III directors and certain information about each nominee as of April 8, 2024 are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
Michael Higgins	Director	2015	61
Jude Onyia, Ph.D.	Director	2023	60
Nancy Vitale	Director	2020	53

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led the Board of Directors to conclude that each person nominated to serve or currently serving on the Board of Directors should serve as a director. In addition to the information presented below, we believe that each director nominee meets the minimum qualifications established by the Nominating and Corporate Governance Committee. The process of the Board of Directors and its committees to identify and evaluate candidates for director nominees, as well as the applicable minimum qualifications for director nominees, is described below under the heading “Corporate Governance – Board and Committee Matters.”

Director Nominees for Election for a Three-Year Term Ending at the 2027 Annual Meeting of Stockholders

Michael Higgins Mr. Higgins was appointed Chairman of the Board in June 2019. He has been a member of the Board of Directors since July 2015 and also served as our Interim President and Chief Executive Officer from June 2021 to March 2022. Mr. Higgins has served as chairman of the Boards of Directors of Pulmatrix, Inc., a publicly-traded biopharmaceutical company, since April 2020, and Nocion Therapeutics, Inc., a privately-held biopharmaceutical company, or Nocion, since September 2020. Mr. Higgins has also served as a member of the Boards of Directors of Cyclerion Therapeutics, Inc., a publicly-traded biopharmaceutical company, since November 2023; Nocion, since September 2020; Camp4 Therapeutics Corporation, a privately-held biopharmaceutical company, since October 2017; and Sea Pharmaceuticals, LLC, a privately-held pharmaceutical company, since October 2016. Mr. Higgins previously served as a member of the Boards of Directors of Genocea Biosciences Inc., a publicly-traded immuno-oncology company, from February 2015 to May 2022. Mr. Higgins is a serial entrepreneur who has helped launch and build numerous companies during his career. He served as Entrepreneur-in-Residence at Polaris Partners, an investment company, from 2015 to 2020. From 2003 to 2014 he served as Senior Vice President, Chief Operating Officer at Ironwood Pharmaceuticals Inc, a biopharmaceutical company. Prior to 2003, Mr. Higgins held a variety of senior business positions at Genzyme Corporation, including Vice President of Corporate Finance and Vice President of Business Development. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. We believe that Mr. Higgins’ financial and business expertise, including his diversified background as an executive officer in public pharmaceuticals companies and service on the Boards of Directors of other life sciences companies, qualifies him to serve as a member of the Board of Directors.

Jude Onyia, Ph.D. Dr. Onyia has been a member of the Board of Directors since February 2023. Dr. Onyia has served as the Chief Scientific Officer of Neurocrine since November 2021 and leads the drug discovery and non-clinical development teams. Dr. Onyia previously served as the Chief Scientific Officer of Capsida Biotherapeutics, Inc., a gene therapy platform company, from June 2021 to November 2021. From January 1995 to June 2021, Dr. Onyia served in various roles of increasing responsibility with Eli Lilly and Company, a pharmaceutical company, including as Vice President of Biotechnology Discovery Research from September 2014 to June 2021. Dr. Onyia holds a B.S. in forest biology from the State University of New York (SUNY) College of Environmental Science and Forestry, and a Ph.D. in cell and molecular biology from the SUNY Health Science Center at Syracuse. We believe Dr. Onyia’s more than 25 years of experience in leading research and development in large and small biopharmaceutical and biotechnology companies qualifies him to serve on the Board of Directors.

Nancy Vitale Ms. Vitale has been a member of the Board of Directors since September 2020. Ms. Vitale has served as Chief People Officer at Omada Health, Inc., since January 2022. She has also served as a Co-Founder at Partners for Wellbeing, LLC, a boutique human resources consulting firm, since July 2019, and served as Managing Partner from July 2019 January 2022. Previously, Ms. Vitale served in various human resources leadership roles at biotechnology company Genentech, Inc., a member of the Roche Group, from September 2006 to July 2019, including Chief Human Resources Officer and Senior Vice President. Prior to her time at Genentech, Ms. Vitale served as Head of Human Resources, Gillette North America Commercial Operations at Procter & Gamble, a consumer goods company, from April 2004 to August 2006 and as Vice President of Human Resources at Cigna Corporation, a health service company, from April 2001 to April 2004. Ms. Vitale served on the Board of Directors for the Make-A-Wish Foundation from January 2017 to July 2021. Ms. Vitale received a B.B.A. from the University of Michigan and a M.B.A. from the Goizueta Business School at Emory University. We believe Ms. Vitale’s business and human resources expertise, including her experience as a human resources executive in the biotechnology industry, qualifies her to serve as a member of the Board of Directors.

Continuing Directors Not Standing for Election or Re-Election

The names of and certain information as of April 8, 2024 about the members of the Board of Directors who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

		Director
Name	Positions and Offices Held with Voyager	Since	Age
Grace E. Colón, Ph.D.	Director	2023	57
Catherine J. Mackey, Ph.D.	Director	2022	68
Glenn Pierce, M.D., Ph.D.	Director	2017	68
George Scangos, Ph.D.	Director	2023	76
Steven Hyman, M.D.	Director	2015	71
James A. Geraghty	Director	2014	69
Alfred Sandrock, M.D., Ph.D.	Director, President and Chief Executive Officer	2022	66

Class I Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Grace E. Colón, Ph.D. Dr. Colón has been a member of the Board of Directors since January 2023. From March 2013 to September 2022, Dr. Colón served as President, Chief Executive Officer and Director of InCarda Therapeutics, Inc., a privately-held biopharmaceutical company, where she oversaw advancement of the lead cardiovascular program from pre-clinical stage to Phase 3. She has also served as a member of the Board of Directors of CareDx, Inc., a publicly-traded molecular diagnostics company, since July 2019, Chair of the Boards of Directors of privately-held biotechnology company Bloom Science, Inc. since May 2023 and privately-held consumer health tools company Emm Technology Ltd. since March 2023, and a member of the Board of Directors and co-founder of biotechnology company Inaya Therapeutics, Inc. since July 2023. She previously served as the Executive Chair and a member of the Board of Directors of ProterixBio, Inc. (formerly Bioscale, Inc.), a privately-held diagnostics company, from November 2016 to December 2023, and served as President and Chief Executive Officer of ProterixBio from February 2015 to October 2016. Dr. Colón also served in various capacities with New Science Ventures, a venture capital firm, including as Partner from January 2014 to June 2016 and Senior Advisor from July 2016 through June 2019. Prior to her time at New Science Ventures, her experiences include roles such as Senior Vice President and the founding President of the Industrial Products Division at Precigen, Inc. (formerly Intrexon Corporation), a publicly-traded biopharmaceutical company, from October 2010 to May 2012; in various capacities of increasing responsibility at Gilead Sciences, Inc., a publicly-traded biopharmaceutical company, from February 2005 to August 2010, most recently as head of Clinical Operations; and as Vice President of Corporate Planning at Affymetrix, Inc., a publicly-traded genomics company (acquired by Thermo Fisher Scientific, Inc.), from August 2000 to January 2005. Previously, Dr. Colón served as a member of the Boards of Directors of Cocoon Biotech, Inc., a privately-held biotechnology company, from October 2016 to March 2020; InterLink AI (formerly PerceptiMed, Inc.), a privately-held healthcare technology company, from January 2015 to June 2019; and Paradigm Diagnostics, Inc., a privately-held molecular diagnostics company (acquired by Exact Sciences Corp.), from February 2017 to June 2019. Dr. Colón currently also serves as a term member of the Massachusetts Institute of Technology Corporation (MIT Board of Trustees) and member of the Board of Directors of the Biotechnology Innovation Organization. In March 2024, Dr. Colón was elected as a Fellow of the American Institute for Medical and Biological Engineering (AIMBE). Dr. Colón received her Ph.D. in chemical engineering from the Massachusetts Institute of Technology, where she was a National Science Foundation Fellow, and earned a B.S. in chemical engineering from the University of Pennsylvania, where she was a Benjamin Franklin Scholar. We believe Dr. Colón’s more than 25 years of experience in leading biopharma, genomics, healthcare and industrial biotechnology companies, serving as a venture capital partner, and service on the Boards of Directors of other life sciences companies qualifies her to serve on the Board of Directors.

Catherine J. Mackey, Ph.D. Dr. Mackey has been a member of the Board of Directors since August 2022. Dr. Mackey has served on the Boards of Directors of publicly-traded biotechnology companies IDEAYA

Biosciences, Inc. since April 2022 and Avid Bioservices, Inc. since July 2019. She previously served as the Chair of the Board of Directors of Cour Pharmaceuticals Development Co., Inc., a privately-held, clinical-stage company focused on immunomodulation, from May 2014 to December 2022. She also previously served as a member of the Boards of Directors of publicly-traded biotechnology company Trillium Therapeutics Inc. from June 2021 to November 2021, when Trillium was acquired by Pfizer Inc.; publicly-traded biopharmaceutical company Poseida Therapeutics, Inc. from January 2019 to June 2021; and publicly-traded biopharmaceutical company GW Pharmaceuticals plc from December 2017 to May 2021, when GW Pharmaceuticals was acquired by Jazz Pharmaceuticals. Dr. Mackey previously served as Senior Vice President, Pfizer Global Research and Development, and Director, La Jolla Laboratories, of Pfizer, Inc from 2001 to 2010. Dr. Mackey earned her B.S. and Ph.D. in microbiology from Cornell University. We believe Dr. Mackey’s more than 30 years of experience in leading biotechnology research, development, and operations in large life sciences companies and service on the Boards of Directors of other life sciences companies qualifies her to serve on the Board of Directors.

Glenn Pierce, M.D., Ph.D. Dr. Pierce has been a member of the Board of Directors since January 2017 and also served as our Interim Chief Scientific Officer from June 2021 to June 2022 and our consultant from June 2022 to June 2023. Dr. Pierce served as consultant at Ambys Medicines, a biotechnology company, from August 2020 to March 2022 and previously served as Chief Medical Officer of Ambys from August 2018 to August 2020. Since August 2014, Dr. Pierce has served as a consultant to several biotechnology companies. He has served as an Entrepreneur-in-Residence at Third Rock Ventures, LLC, a life sciences venture capital firm focused on the formation, development and strategy of new companies, since January 2016. He retired from Biogen Idec, Inc., a biotechnology company, in May 2014, where he had worked since March 2009 and most recently served as Senior Vice President leading the Hematology, Cell and Gene Therapies division. Prior to Biogen, he served in a variety of biotechnology and biopharmaceutical companies, including Bayer AG, Inspiration Pharma Ltd., Avigen, Inc., Selective Genetics, Inc., and Amgen, Inc. in the areas of tissue regeneration and hematology research, development, or both. Dr. Pierce is the co-author of more than 170 scientific papers, and an inventor on more than 15 patents, and he has contributed to the development of a number of novel marketed proteins. He served on the Medical and Scientific Advisory Council, the Board of Directors and was President of the Board of Directors of the National Hemophilia Foundation during a span of two decades. Dr. Pierce also served on the Blood Products Advisory Committee at the U.S. Food and Drug Administration and the Committee on Blood Safety and Availability at the U.S. Department of Health and Human Services. He has served on the Board of Directors of the World Federation of Hemophilia since 2015 and as the organization’s Vice President, Medical since 2018. Dr. Pierce also served on the Board of Directors of publicly-traded biopharmaceutical company Global Blood Therapeutics, Inc. (acquired by Pfizer, Inc.) from February 2016 to October 2022. Dr. Pierce received a B.A. in Biology, an M.D., and a Ph.D. in immunology, all from Case Western Reserve University in Cleveland, and completed his postgraduate training in pathology and hematology research at Washington University in St. Louis. We believe Dr. Pierce’s more than 35 years of experience in leading biotechnology research and development in small and large, public and private biotechnology and biopharmaceutical companies qualifies him to serve on the Board of Directors.

George Scangos, Ph.D. Dr. Scangos has been a member of the Board of Directors since May 2023. Dr. Scangos has served as a member of the board of directors of Vir Biotechnology, Inc., an immunology company, since January 2017 and served as its President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc., a biotechnology company. Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company, from October 1996 to July 2010 and as a member of its board of directors from October 1996 to May 2020. From 1987 to 1996, Dr. Scangos served in positions of increasing responsibility at Bayer Corporation, a biotechnology company, culminating with his service as President of Biotechnology from 1993 to 1996. Before joining Bayer, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos also currently serves on the boards of directors of Agilent Technologies, Inc., a publicly traded life sciences, diagnostics and applied chemical analysis company, Octave Bioscience, Inc., a privately-held company developing precision medicine approaches for neurodegenerative diseases, and Rezo Therapeutics, Inc., a privately-held biotechnology company elucidating the networks involved in a variety of diseases. Dr. Scangos served as Chair of Pharmaceutical Research and Manufacturers of America in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Directors of the Bay Area chapter of Life Science Cares, an organization devoted to using the resources of the biotechnology industry to help individuals from disadvantaged backgrounds. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. We believe

Dr. Scangos’ experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Class II Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Steven Hyman, M.D. Dr. Hyman has been a member of the Board of Directors since September 2015. He has served as director of the Stanley Center for Psychiatric Research at the Broad Institute of Harvard and MIT and as a Core Faculty Member of the Broad Institute since March 2012. Dr. Hyman has served as a Harvard University Distinguished Service Professor of Stem Cell and Regenerative Biology since July 2011. He has served as a member of the Board of Directors of publicly-traded biotechnology company Cyclerion Therapeutics, Inc. since July 2022. From December 2001 to June 2011, he served as Provost of Harvard University, the University’s chief academic officer. From 1996 to 2001, he served as Director of the U.S. National Institute of Mental Health, where he emphasized investment in neuroscience and emerging genetic technologies. He was elected to the Institute of Medicine in 2000, renamed to the National Academy of Medicine, where he completed his second term on the Governing Council from 2012 to 2018, and has chaired the Forum on Neuroscience and Nervous Systems Disorders, which brings together government, industry, patient groups, and academia (2012 to 2018). He also served on the governing board of the National Research Council, the operating arm of the U.S. National Academies, from 2016 to 2018. He is a fellow of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, former president of the Society for Neuroscience, former president of the American College of Neuropsychopharmacology, and a Distinguished Life Fellow of the American Psychiatric Association. Dr. Hyman has served as Board Chair of the Charles A. Dana Foundation (NY) since April 2018. Dr. Hyman received a B.A. from Yale College, an M.A. from the University of Cambridge, which he attended as a Mellon fellow, and an M.D. from Harvard Medical School. We believe that Dr. Hyman’s extensive knowledge of neuroscience combined with his leadership skills qualifies him to serve as a member of the Board of Directors.

James A. Geraghty Mr. Geraghty has been a member of the Board of Directors since January 2014. He has served as Chairman of the Boards of Directors of publicly-traded biotechnology company Pieris Pharmaceuticals since December 2017 and privately-held biotechnology company CanBridge Pharma since May 2020, and as a member of the Boards of Directors of publicly-traded biotechnology company Fulcrum Therapeutics, Inc. since July 2016, and privately-held biotechnology company OMass Therapeutics Limited since May 2023. Mr. Geraghty previously served as Chairman of the Board of Directors of publicly-traded biopharmaceutical company Orchard Therapeutics plc from June 2018 to February 2024 and a member of the Board of Directors of Aceragen Inc. (formerly Idera Pharmaceuticals, Inc.) from May 2013 to March 2023, which was publicly-traded prior to its liquidation in 2023. He served as an Entrepreneur-in-Residence at Third Rock Ventures from May 2013 to October 2016. Mr. Geraghty served as Senior Vice President, North America Strategy and Business Development at Sanofi from February 2011 to October 2013. Earlier, he held many roles at Genzyme Corporation from 1992 to 2011, including Senior Vice President of International Development and an executive officer, President of Genzyme Europe, and General Manager of Genzyme’s cardiovascular business. He also served as Chairman, President and CEO of GTC Biotherapeutics. Mr. Geraghty received a B.A. from Georgetown University, an M.S. from the University of Pennsylvania, and a J.D. from Yale Law School. We believe Mr. Geraghty’s experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Alfred Sandrock, M.D., Ph.D. Dr. Sandrock has been a member of the Board of Directors since February 2022 and has served as our President and Chief Executive Officer since March 2022. From February 1998 to December 2021, Dr. Sandrock served in positions of increasing responsibility at Biogen Inc., culminating in his service as Executive Vice President, Research and Development from October 2019 to December 2021. Dr. Sandrock also served in various Chief Medical Officer roles from 2012 to 2020, including as Executive Vice President, Chief Medical Officer for Biogen from October 2015 to January 2020, and served on Biogen’s Executive Committee from June 2013 to December 2021. Dr. Sandrock held other senior executive positions at Biogen during his tenure, including Group Senior Vice President and Chief Medical Officer, Chief Medical Officer and Senior Vice President of Development Sciences, Senior Vice President of Neurology Research and Development, and Vice President of Clinical Development, Neurology. Dr. Sandrock has served on the Boards of Directors of privately-held biotechnology companies Atalanta Therapeutics, Inc. since March 2022, Verge Genomics Inc. since February 2022, Transition Bio, Inc. since February 2022 and Neurimmune, Inc. since February 2022. Dr. Sandrock served on the Boards of Directors of publicly-traded biotechnology company Neurocrine Biosciences, Inc., from September 2015 to May 2020 and privately-held biotechnology companies Praxis Precision Medicines, Inc. from May 2017 to February 2020 and Disarm Therapeutics, Inc. from April 2017 to October 2020. Dr. Sandrock earned a B.A. in human biology from Stanford University, an M.D.

from Harvard Medical School, and a Ph.D. in neurobiology from Harvard University. We believe Dr. Sandrock’s experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes properly cast by the stockholders on this proposal at the Annual Meeting. The proposal for the election of directors relates solely to the election of Class III directors nominated by the Board of Directors. Broker “non-votes” and proxies marked to withhold authority with respect to one or more Class III directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The Board of Directors recommends that stockholders vote FOR the election of the Class III director nominees listed above.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd Frank Act, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our short-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executive officers with those of our stockholders.

The “Executive Compensation” section of this Proxy Statement describes in detail our executive compensation programs and the decisions made by our Compensation Committee of the Board of Directors, or the Compensation Committee, and the Board of Directors. Highlights of our executive compensation program include the following:

●	Competitive, market-based salaries;
●	Short-term incentive cash bonuses, payable at the discretion of the Board of Directors and assessed on individual and company performance on an annual basis; and
●	Stock options, restricted stock unit awards and an employee stock purchase plan to incentivize long-term value creation, with the potential benefit to be realized if stockholder value is increased as a result of increases in our stock price.

As we describe in the Executive Compensation section, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

The Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or the Board of Directors (or any committee thereof), create or imply any change to our fiduciary duties or the fiduciary duties of the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for us or the Board of Directors (or any committee thereof). However, our Compensation Committee and the Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions. In 2021, the Board of Directors recommended, our stockholders agreed and the Board of Directors thereafter concluded that our stockholders will have the opportunity to cast an advisory vote on the executive compensation of our named executive officers annually. The next stockholder advisory “say-on-frequency” vote is expected to occur at our 2027 annual meeting of stockholders.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders approve, on a non-binding advisory basis, the compensation of our named executive officers by voting FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors, or Audit Committee, has appointed Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2024, pursuant to Article C, Section 1 of the Audit Committee charter. Ernst & Young has served as our independent auditors since 2015. The Board of Directors is seeking ratification of the Audit Committee’s appointment of Ernst & Young and recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young has audited our financial statements every fiscal year since the year ended December 31, 2014, as well as the period ended December 31, 2013. We expect representatives of Ernst & Young to attend the Annual Meeting and be available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Ernst & Young Fees

The following table sets forth fees incurred for professional audit services and other services rendered to us by Ernst & Young and its affiliates for the fiscal years ended December 31, 2023 and 2022:

	Fiscal Year 2023	Fiscal Year 2022
Audit Fees	$729,000	$675,000
Audit-Related Fees	—	—
Tax Fees	141,626	122,650
All Other Fees	—	—
Total	$870,626	$797,650

Audit Fees. Audit fees consist of fees incurred for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements and internal control over financial reporting as applicable, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements and follow-on offerings.

Tax Fees. The tax fees consist of fees incurred in connection routine on-call services and services associated with tax compliance, an IRC Section 382 study, and an evaluation of our R&D tax credit.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services, and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee.

All Ernst & Young services and fees in the fiscal years ended December 31, 2023 and 2022 were pre-approved by the Audit Committee and its properly delegated authorities.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 3 requires that a majority of the votes properly cast for and against this proposal vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of

Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 8, 2024, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table below lists applicable percentage ownership based on 54,388,336 shares of our common stock outstanding as of April 8, 2024. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days after April 8, 2024, including upon the exercise of stock options or pre-funded warrants or the settlement of restricted stock unit awards. The shares of common stock underlying these stock options, pre-funded warrants, and restricted stock unit awards shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
5% Stockholders
Entities affiliated with Neurocrine Biosciences, Inc.(2)	8,575,316	15.77%
Entities affiliated with EcoR1 Capital, LLC(3)	5,608,964	9.99%
Entities affiliated with Armistice Capital LLC(4)	4,791,555	8.81%
Entities affiliated with BlackRock, Inc.(5)	4,212,889	7.75%
Entities affiliated with The Vanguard Group (6)	2,779,668	5.11%
Named Executive Officers and Directors
Alfred Sandrock, M.D., Ph.D.(7)	687,680	1.25%
Other Named Executive Officers
Robin Swartz(8)	236,415	*
Jacquelyn Fahey Sandell(9)	3,720	*
Other Directors
Michael Higgins(10)	458,078	*
Glenn Pierce, M.D., Ph.D.(11)	297,788	*
James A. Geraghty(12)	242,352	*
Steven Hyman, M.D.(13)	165,764	*
Nancy Vitale(14)	85,250	*
Catherine J. Mackey, Ph.D.(15)	41,250	*
Jude Onyia, Ph.D.(16)	38,660	*
Grace E. Colón, Ph.D.(17)	35,750	*
George Scangos, Ph.D.(18)	32,560	*
All current directors and executive officers as a group (14 persons)(19)	2,569,796	4.53%

*     Indicates beneficial ownership of less than one percent.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts 02421.
(2)	Reflects shares beneficially owned as of February 23, 2023, as set forth on a Schedule 13D/A filed by Neurocrine with the SEC on February 24, 2023. 4,179,728 shares were purchased under a stock purchase agreement with us entered into on January 28, 2019 and 4,395,588 shares were purchased under a stock purchase agreement with us entered into on January 8, 2023. The address for Neurocrine is 12780 El Camino Real, San Diego, CA 92130.
(3)	Based on information provided in a Form 4 filed by EcoR1 Capital, LLC, or EcoR1, with the SEC on January 11, 2023, a Schedule 13G/A filed by EcoR1 with the SEC on January 13, 2023, as well as information otherwise known to us as of April 8, 2024. The shares reported under “Shares Beneficially Owned” consist of (i) 3,851,507 shares of common stock held by EcoR1 and EcoR1 Capital Fund Qualified, L.P., or Qualified Fund, and together with EcoR1, the EcoR1 Entities, and (ii) 1,757,457 shares of common stock issuable to the EcoR1 Entities upon the exercise of pre-funded warrants issued by us in the 2024 Public Offering (as defined below). The shares reported under “Shares Beneficially Owned” do not include 1,575,876 shares issuable to the EcoR1 Entities upon the exercise of pre-funded warrants due to the 2024 Offering Beneficial Ownership Limitation (as defined below). EcoR1 and Oleg Nodelman claim shared voting and dispositive power over 3,851,507 shares of common stock. Qualified Fund claims shared voting and dispositive power over 3,627,339 shares, though it expressly disclaims membership in a group. EcoR1 is the general partner and investment adviser of Qualified Fund and Mr. Nodelman is the control person of EcoR1. Each of EcoR1, Qualified Fund and Mr. Nodelman disclaims beneficial ownership of all such shares except to the extent of their pecuniary interest therein. The address for each individual or entity listed in this footnote (3) is 357 Tehama Street #3, San Francisco, CA, 94103.
(4)	Based on information provided in a Schedule 13G/A filed by Armistice Capital, LLC, or Armistice Capital, jointly with Stephen Boyd, with the SEC on February 14, 2024, as well as information otherwise known to us as of April 8, 2024. The shares reported under “Shares Beneficially Owned” consist of (i) 4,236,000 shares held by Armistice Capital and Stephen Boyd, as set forth on the Schedule 13G/A filed by Armistice Capital jointly with Stephen Boyd with the SEC on February 14, 2024, and (ii) 555,555 shares held by Armistice Capital that were sold to Armistice Capital in the context of the 2024 Public Offering. Armistice Capital and Steven Boyd claim shared voting and dispositive power over 4,236,000 shares. Armistice Capital is the investment manager of Armistice Capital Master Fund Ltd., or the Master Fund, the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the shares held by the Master Fund and thus may be deemed to beneficially own the shares held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the shares held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the shares directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital. The address for Armistice Capital and Mr. Boyd is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.
(5)	Based on information provided in a Schedule 13G filed by BlackRock, Inc., or BlackRock, with the SEC on January 29, 2024, as well as information otherwise known to us as of April 8, 2024. The shares reported under “Shares Beneficially Owned” consist of (i) 2,632,679 shares held by entities affiliated with BlackRock, as set forth on the Schedule 13G filed with the SEC on January 29, 2024, and (ii) 1,580,210 shares held by any entity affiliated with BlackRock that were sold to such entity in the context of the 2024 Public Offering. BlackRock claims sole dispositive power with respect to 2,632,679 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(6)	Based on information provided in a Schedule 13G/A filed by The Vanguard Group, or Vanguard, with the SEC on February 13, 2024, as well as information otherwise known to us as of April 8, 2024. The shares reported under “Shares Beneficially Owned” consist of (i) 2,529,668 shares held by Vanguard, as set forth on the Schedule 13G/A filed with the SEC on February 13, 2024, and (ii) 250,000 shares held by Vanguard that were sold to Vanguard in the context of the 2024 Public Offering. Vanguard claims sole dispositive power with respect to 2,468,558 shares of common stock and shared dispositive power with respect to 51,623 shares of common stock. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Consists of 62,839 shares of common stock held by Dr. Sandrock directly, and 624,841 shares of common stock issuable upon the exercise of options, 62,341 of which will vest within 60 days of April 8, 2024.
(8)	Consists of 33,672 shares of common stock held by Ms. Swartz directly, and 202,743 shares of common stock issuable upon the exercise of options, 19,715 of which will vest within 60 days of April 8, 2024.
(9)	Consists of 3,720 shares of common stock issuable upon the exercise of options, 2,480 of which will vest within 60 days of April 8, 2024.
(10)	Consists of 31,314 shares of common stock held by Mr. Higgins directly, and 426,764 shares of common stock issuable upon the exercise of options, 22,000 of which will vest within 60 days of April 8, 2024.
(11)	Consists of 21,788 shares of common stock held by Dr. Pierce directly, and 276,000 shares of common stock issuable upon the exercise of options, 22,000 of which will vest within 60 days of April 8, 2024.
(12)	Consists of 76,588 shares of common stock held by Mr. Geraghty directly, and 165,764 shares of common stock issuable upon the exercise of options, 22,000 of which will vest within 60 days of April 8, 2024.
(13)	Consists of 165,764 shares of common stock issuable upon the exercise of options, 22,000 of which will vest within 60 days of April 8, 2024.
(14)	Consists of 85,250 shares of common stock issuable upon the exercise of options, 22,000 of which will vest within 60 days of April 8, 2024.
(15)	Consists of 41,250 shares of common stock issuable upon the exercise of options, 24,750 of which will vest within 60 days of April 8, 2024.
(16)	Consists of 2,910 shares of common stock held by Dr. Onyia directly, and 35,750 shares of common stock issuable upon the exercise of options, 24,750 of which will vest within 60 days of April 8, 2024.
(17)	Consists of 35,750 shares of common stock issuable upon the exercise of options, 24,750 of which will best within 60 days of April 8, 2024.
(18)	Consists of 32,560 shares of common stock issuable upon the exercise of options, 24,640 of which will vest within 60 days of April 8, 2024.
(19)	Consists of (i) 252,239 shares of common stock and (ii) 2,317,557 shares of common stock issuable upon the exercise of options, 309,548 of which will vest within 60 days of April 8, 2024.

EQUITY COMPENSATION PLANS

2014 Stock Option and Grant Plan

In January 2014, we adopted the 2014 Stock Option and Grant Plan, or the 2014 Plan, under which we could grant incentive stock options, non‑qualified stock options, restricted stock awards, unrestricted stock awards, or restricted stock units to purchase up to 823,529 shares of common stock to employees, officers, directors and consultants of ours. Under the 2014 Plan, we issued only restricted stock awards during 2014 and we only granted stock options during 2015. The terms of stock awards agreements, including vesting requirements, were determined by the Board of Directors and were subject to the provisions of the 2014 Plan. Stock options granted to employees under the 2014 Plan generally were scheduled to vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years. Stock options granted to non‑employee consultants under the 2014 Plan generally were scheduled to vest monthly over a period of one to four years.

2015 Stock Option and Incentive Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Stock Option and Incentive Plan, or 2015 Plan, which became effective upon the completion of our initial public offering, or IPO. The 2015 Plan provides us with the flexibility to use various equity-based incentive and other awards as compensation tools to reward and motivate our workforce. These tools include stock options; stock appreciation rights; restricted stock; restricted stock units, or RSUs; unrestricted stock; performance share awards and cash-based awards. Upon its effectiveness, the 2015 Plan replaced the 2014 Plan. Any options or awards outstanding under the 2014 Plan remained outstanding and effective. The number of shares initially reserved for issuance under the 2015 Plan is the sum of (i) 1,311,812 shares of common stock and (ii) the number of shares under the 2014 Plan that are not needed to fulfill our obligations for awards issued under the 2014 Plan as a result of forfeiture, expiration, cancellation, termination or net issuances of awards thereunder. The number of shares of common stock that may be issued under the 2015 Plan is also subject to increase on the first day of each fiscal year as determined by the 2015 Plan Administrator in an amount up to 4% of our issued and outstanding shares of common stock on the immediately preceding December 31.

2015 Employee Stock Purchase Plan

In October 2015, the Board of Directors and stockholders approved the 2015 Employee Stock Purchase Plan, or 2015 ESPP. Under the 2015 ESPP, all full-time employees are eligible to purchase our common stock twice per year, at the end of each six-month payment period. During each payment period, eligible employees who so elect, may authorize payroll deductions in an amount within a range of 1% to 10% (whole percentages only) of the employee’s base pay for each payroll period. At the end of each payment period, the accumulated deductions are used to purchase shares of our common stock at a discount. The 2015 ESPP became effective upon the completion of our IPO.

The following table sets forth information as of December 31, 2023 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2014 Plan, the 2015 Plan, and the 2015 ESPP as well as grants made outside of these plans in accordance with Nasdaq Rule 5635(c).

Equity Compensation Plan Information

	Number of securities				Number of securities
	to be issued		Weighted-average		remaining available for
	upon exercise		exercise price		future issuance under
	of outstanding		of outstanding		equity compensation plans
	options, warrants,		options, warrants,		(excluding securities
Plan Category	and rights (#)		and rights ($)	(1)	reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans | approved by security holders	7,354,092	(2)	$8.45		5,731,161	(3)
Equity compensation plans | not approved by security holders	1,507,249	(4)	9.90		N/A
Total	8,861,341		$8.70		5,731,161

(1)	Represents the weighted-average exercise price of outstanding options only and does not include outstanding restricted stock unit awards as such awards do not have an exercise price.
(2)	Includes 6,353,694 shares of common stock issuable upon the exercise of outstanding options and 1,000,398 shares of common stock issuable upon the settlement of outstanding restricted stock unit awards. Does not include shares of restricted stock as they have been reflected in our total shares outstanding.
(3)	As of December 31, 2023, there were 3,572,195 shares available for grant under the 2015 Plan and 2,158,966 shares available for purchase under the 2015 ESPP. As of the closing of our IPO, no additional equity awards may be granted under the 2014 Plan. Each of our 2015 Plan and 2015 ESPP contains an “evergreen” provision which allows for an annual increase in the number of shares of our common stock available for issuance under such plan on the first day of each fiscal year. For our 2015 Plan, the annual increase in the number of shares is equal to the lesser of 4% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the 2015 Plan Administrator. For our 2015 ESPP, the annual increase in the number of shares is equal to the lesser of 1% of the number of shares of common stock issued and outstanding or such lesser number of shares of common stock as determined by the Administrator.
(4)	Consists of (a) options to purchase 168,750 shares of our common stock granted to Robert Hesslein, as an inducement material to his joining our Company as Senior Vice President and General Counsel in April 2019, (b) options to purchase 76,500 shares of our common stock and 4,333 restricted stock unit awards granted to Robin Swartz as an inducement material to her joining our Company as Senior Vice President of Portfolio Management and Patient Engagement in January 2021, (c) options to purchase 200,000 shares of our common stock and 83,333 restricted stock unit awards granted to Peter Pfreundschuh, as an inducement material to his joining our Company as Chief Financial Officer in September 2022, (d) options to purchase 122,000 shares of our common stock and 61,000 restricted stock unit awards granted to Jacquelyn Fahey Sandell as an inducement material to her joining our Company as Chief Legal Officer in July 2023, (e) options to purchase an aggregate of 100,500 shares of our common stock granted to an individual as inducements material to their joining our Company in 2020, (f) options to purchase an aggregate of 190,000 shares of our common stock and an aggregate of 25,333 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2022, and (g) options to purchase an aggregate of 279,000 shares of our common stock and an aggregate of 196,500 restricted stock unit awards granted to certain individuals as inducements material to their joining our Company in 2023. The options vest over four years, with 25% vesting on the one-year anniversary of the grant date and 75% vesting ratably, monthly, over the remaining three years. The restricted stock units vest and become settleable subject to the employee’s continued services on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.

EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Voyager and their ages as of April 8, 2024.

Name	Age	Position

Alfred Sandrock, M.D., Ph.D.	66	Director, President and Chief Executive Officer
Jacquelyn Fahey Sandell	55	Chief Legal Officer
Todd Carter, Ph.D.	54	Chief Scientific Officer
Toby Ferguson, M.D., Ph.D.	54	Chief Medical Officer
Robin Swartz	53	Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer

You should refer to “Proposal 1: Election of Directors” above for information about our Director, President and Chief Executive Officer, Alfred Sandrock, M.D., Ph.D. Biographical information for our other executive officers, as of April 8, 2024, is set forth below.

Jacquelyn Fahey Sandell Ms. Fahey Sandell has served as our Chief Legal Officer since July 2023. Prior to joining the Company, Ms. Fahey Sandell served as Chief Legal Officer, Corporate Secretary and Compliance Officer of Jounce Therapeutics, Inc., from September 2019 to April 2023. Jounce Therapeutics, Inc. was a biopharmaceutical company acquired by Concentra Biosciences, LLC in May 2023. Previously, Ms. Fahey Sandell served as Vice President, General Counsel, Corporate Secretary, and Compliance Officer of Vericel Corporation, a commercial biologics and device company, from July 2015 to September 2019. Prior to Vericel, Ms. Fahey Sandell held legal positions of increasing seniority at the Takeda Oncology Company (formerly Millennium Pharmaceuticals, Inc.) from 2011 to 2015 and Genzyme Corporation from 2005 to 2011. Ms. Fahey Sandell received her B.A. from Duke University and her J.D. from Boston University School of Law.

Todd Carter, Ph.D. Dr. Carter has served as our Chief Scientific Officer since September 2022. He previously served as our Senior Vice President of Research from March 2022 to September 2022, our Vice President of Research from November 2018 to March 2022, and as our Senior Director, Neuroscience from June 2016 to November 2018. Prior to joining us in 2016, Dr. Carter served as the Senior Science Advisor to the Office of the Director of the Broad Institute of MIT and Harvard. Previously, he oversaw research at BrainCells Inc. as Senior Director of Biology. Dr. Carter received a B.A. in genetics from Texas A&M University and a Ph.D. in genetics from Columbia University, and he completed his postdoctoral training at the Salk Institute for Biomedical Research.

Toby Ferguson, M.D., PhD. Dr. Ferguson has served as our Chief Medical Officer since March 2024. Prior to joining us, Dr. Ferguson served in positions of increasing responsibility at Biogen Inc. from October 2013 to February 2024, culminating in his service as Vice President, Head of Neuromuscular Development Unit from February 2020 to February 2024. At Biogen, Dr. Ferguson also served as Executive Medical Director from July 2019 to February 2020, Senior Medical Director from May 2018 to July 2019, and other medical director roles from October 2013 to May 2018. Prior to joining Biogen Inc., Dr. Ferguson was Assistant Professor of Neurology at Shriners Pediatric Research Center and Temple University School of Medicine. Dr. Ferguson received his B.S. from the University of Florida and his M.D. and Ph.D. from the University of Florida College of Medicine.

Robin Swartz Ms. Swartz has served as our Chief Operating Officer since February 2022 and was appointed to Principal Financial Officer and Principal Accounting Officer in April 2024, and previously served as our Senior Vice President, Business Operations from September 2021 to February 2022 and our Senior Vice President, Portfolio Management and Patient Engagement from January 2021 to August 2021. Prior to joining us, Ms. Swartz served in positions of increasing responsibility at Genzyme Corporation and Sanofi Genzyme, culminating in her service at Sanofi Genzyme as Vice President, Patient and Product Services for Rare Diseases from January 2018 to June 2020 and as Vice President, Head of Global and US Business Operations from June 2015 to December 2017. Her previous roles at Sanofi Genzyme included Chief of Staff to the Executive Vice President and Senior Director, Finance. Ms. Swartz received a B.A. in political science and government from Kenyon College.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below the transactions, or series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two complete fiscal years; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In November 2015, we adopted a related party policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

2024 Public Offering

In January 2024, we issued and sold 7,777,778 shares of our common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 3,333,333 shares of common stock in a public offering, or the 2024 Public Offering, at a public offering price of $9.00 per share of common stock and $8.999 per pre-funded warrant. The 2024 Public Offering resulted in net proceeds to the Company of approximately $93.5 million after deducting underwriting discounts and commissions and estimated offering expenses.

Each pre-funded warrant has an exercise price of $0.001 per share and is exercisable for one share of common stock from the date of issuance until the pre-funded warrant is exercised in full. Under the terms of the pre-funded warrants, we may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, that, upon giving effect to or immediately prior to ,would cause: (1) the aggregate number of shares of our common stock beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise; or (2) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% provided that any such increase will not be effective until the 61st day after notice from the holder is delivered to us. We refer to this percentage limitation as the 2024 Offering Beneficial Ownership Limitation.

The following table sets forth the aggregate number of shares of our common stock and pre-funded warrants to purchase shares of our common stock that were issued and sold to certain of our 5% stockholders and their respective affiliates in the 2024 Public Offering, and the aggregate purchase price for such shares and pre-funded warrants.

					Shares
				Pre-Funded	Underlying
	Aggregate	Common Stock	Shares of	Warrant	Pre-Funded
Purchaser	Purchase Price	Purchase Price	Common Stock	Purchase Price	Warrants
Entities affiliated with EcoR1 Capital, LLC	$29,996,664	$—	—	$29,996,664	3,333,333
Entities affiliated with Armistice Capital LLC	$4,999,995	$4,999,995	555,555	$—	—
Entities affiliated with BlackRock, Inc.	$14,221,890	$14,221,890	1,580,210	$—	—
Entities affiliated with The Vanguard Group	$2,250,000	$2,250,000	250,000	$—	—
Total	$51,468,549	$21,471,885	2,385,765	$29,996,664	3,333,333

Arrangements with Robert Hesslein

Mr. Hesslein served as our Senior Vice President and General Counsel until February 2023. On February 22, 2023, we entered into a transition, separation and release of claims agreement with Mr. Hesslein, or the Hesslein Separation Agreement, pursuant to which Mr. Hesslein resigned from his position as Senior Vice President and General Counsel and from any and all other positions he held as our officer or employee or an officer, employee or director of any of our subsidiaries, effective April 28, 2023, or the Hesslein Separation Date. Pursuant to the terms of the Hesslein Separation Agreement, Mr. Hesslein was entitled to (1) continued payment of his salary, in accordance with our regular payroll practices, for a period of twelve months following the effectiveness of his execution of an additional release of claims, or the Hesslein Pay Period, based on his annualized base salary in effect on the Hesslein Separation Date (an aggregate of $450,754); (2) a prorated annual bonus payment for 2023 based on his target bonus percentage and his time of employment in 2023 through the Hesslein Separation Date, paid in equal installments based on our regular payroll practices over the Hesslein Pay Period (an aggregate of $58,289); and (3) provided he was eligible for and elected to continue COBRA, pay on his behalf the portion of the premium for group health insurance coverage that we pay to active and similarly situated employees receiving the same type of coverage, for a period of twelve months following the Hesslein Separation Date.

In April 2023, we entered into a consulting agreement, or the Hesslein Consulting Agreement, with Mr. Hesslein, pursuant to which Mr. Hesslein agreed to assist us with the transition of his duties and responsibilities following his departure. In connection with the Hesslein Consulting Agreement, Mr. Hesslein was available to provide specified consulting services from time to time and as requested by us. We agreed to pay Mr. Hesslein for the services he rendered to the Company at an hourly consulting rate, in addition to any pre-approved expenses and pass-through costs relating to the consulting services. The Hesslein Consulting Agreement became effective on the Hesslein Separation Date, and remained in effect until September 30, 2023. In accordance with the terms of the Hesslein Consulting Agreement, we paid Mr. Hesslein $45,175 in consulting fees for services provided in 2023.

Arrangements with Peter Pfreundschuh

Mr. Pfreundschuh served as our Chief Financial Officer until April 2024. On April 1, 2024, we entered into a transition, separation and release of claims agreement with Mr. Pfreundschuh, or the Pfreundschuh Separation Agreement, pursuant to which Mr. Pfreundschuh resigned as Chief Financial Officer and from any and all other positions he held as our officer or an officer, employee or director of any of our subsidiaries, effective April 12, 2024 and agreed to resign from all other positions he holds as our employee, effective May 5, 2024, or the Pfreundschuh Separation Date. Pursuant to the terms of the Pfreundschuh Separation Agreement, Mr. Pfreundschuh is entitled to (1) continued payment of his salary, in accordance with our regular payroll practices, for a period of twelve months following the effectiveness of his execution of an additional release of claims, or the Pfreundschuh Pay Period, based on his annualized base salary in effect on the Pfreundschuh Separation Date (an aggregate of $482,664); (2) a prorated annual bonus payment for 2024 based on his target bonus percentage and his time of employment in 2024 through the Pfreundschuh Separation Date, paid in equal installments based on our regular payroll practices over the Pfreundschuh

Separation Pay Period; and (3) provided he is eligible for and elects to continue COBRA, pay on his behalf the portion of the premium for group health insurance coverage that we pay to active and similarly situated employees receiving the same type of coverage, for a period of twelve months following the Pfreundschuh Separation Date or, if earlier, the end of the calendar month when Mr. Pfreundschuh becomes eligible to receive group health insurance coverage under another employer’s benefit plan.

We expect to enter into a consulting agreement, or the Pfreundschuh Consulting Agreement, with Mr. Pfreundschuh, pursuant to which Mr. Pfreundschuh is to assist us with the transition of his duties and responsibilities following his departure. In connection with the Pfreundschuh Consulting Agreement, Mr. Pfreundschuh is to be available to provide specified consulting services from time to time and as requested by us. We agreed to pay Mr. Pfreundschuh for the services he will render to the Company at an hourly consulting rate, in addition to any pre-approved expenses and pass-through costs relating to the consulting services.

Agreements with Stockholders

Collaborations with Neurocrine Biosciences, Inc.

During the years ended December 31, 2022 and 2023, we received cost reimbursement amounts from development costs related to our 2019 and 2023 collaboration and license agreements with Neurocrine Biosciences, Inc., or Neurocrine, a beneficial owner of more than 5% of our voting securities. Under the collaboration agreements, we and Neurocrine have agreed to conduct research, development, and commercialization of certain of our AAV gene therapy products. Amounts due from Neurocrine are reflected as related party collaboration receivables. As of December 31, 2023, we had approximately $3.3 million in related party collaboration receivable associated with our collaborations with Neurocrine. During the years ended December 31, 2023 and 2022, we recognized $90.6 million and $0.9 million of revenue, respectively, associated with our collaborations with Neurocrine. As of March 31, 2024 we had approximately $2.6 million in related party collaboration receivable associated with our collaborations with Neurocrine and have recognized $10.7 million of revenue associated with our collaborations with Neurocrine.

Pursuant to the 2023 Neurocrine Collaboration Agreement, Neurocrine paid us an upfront payment of approximately $136.0 million and approximately $39.0 million as consideration for an equity purchase of 4,395,588 shares of our common stock in February 2023. If we decline our option for cost and profit sharing on the research, development, manufacture and commercialization of gene therapy products directed to the gene that encodes glucosylceramidase beta 1, or GBA1, for the treatment of Parkinson’s disease and other diseases associated with GBA1, under the terms of the 2023 Collaboration Agreement, we will be eligible for up to $985 million in total development milestone payments plus substantial potential commercial milestone payments, and tiered royalties ranging from low double-digit to twenty percent on U.S. net sales. Dr. Onyia has been appointed to the Board of Directors as Neurocrine’s designee, as more fully described under the caption “Corporate Governance—Board and Committee Matters—Arrangements between Officers, Directors and Director Nominees”. Dr. Onyia will receive cash and equity compensation pursuant to our nonemployee director compensation policy.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment and Consulting Agreements

We have entered into a transition, separation and release of claims agreement with Peter Pfreundschuh, our former Chief Financial Officer, and employment agreements or offer letters with each of our other executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2023, see “Executive Compensation.”

On May 19, 2021, we and Mr. Higgins entered into an employment agreement, pursuant to which he served as interim President and Chief Executive Officer from June 3, 2021 to March 19, 2022. Pursuant to his employment agreement, Mr. Higgins was entitled to receive an annualized base salary of $600,000 and to participate in the Company’s employee benefit plans, subject to the terms and conditions of such plans. Pursuant to the Higgins Agreement, the Board also approved the grant to Mr. Higgins in June 2021 of a stock option to purchase 115,000 shares of our common stock at an exercise price per share equal to the closing price per share of our common stock on The Nasdaq Global Select Market on the effective date of grant. During his service as interim President and Chief Executive Officer, Mr. Higgins did not receive any separate cash or equity compensation pursuant to our nonemployee director compensation policy, including the annual stock option grant made to nonemployee directors in connection with the 2021 annual meeting of stockholders.

On June 6, 2022, we and Dr. Pierce entered into a consulting agreement, or the Pierce Consulting Agreement, effective on the same date pursuant to which Dr. Pierce agreed to provide consulting and advisory services to us in connection with his transition on an hourly fee-for-service basis, in addition to any pre-approved expenses. Compensation payable to Dr. Pierce under the Pierce Consulting Agreement is limited to not more than $120,000 during the term of the Pierce Consulting Agreement without our express written consent. The Pierce Consulting Agreement also contains customary intellectual property assignment, confidentiality, and non-solicitation provisions. In accordance with its terms, the Pierce Consulting Agreement terminated on June 5, 2023. Previously, from June 3, 2021 to June 2, 2022, Dr. Pierce served as our interim Chief Scientific Officer pursuant to an employment agreement dated as of May 19, 2021, or the Pierce Employment Agreement. In accordance with the terms of the Pierce Employment Agreement, we paid Dr. Pierce $207,768 in compensation for services provided in 2022. We also paid Dr. Pierce $34,574 and $1,200 in consulting fees for services provided in 2022 and 2023, respectively, under the Pierce Consulting Agreement. Dr. Pierce remained on the Board of Directors during his tenure as interim Chief Scientific Officer and as a consultant.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, the forms of which are attached as exhibits to our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2023. The indemnification agreements and our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. The Board of Directors has determined that all current members of the Board of Directors, except Dr. Sandrock and Dr. Onyia, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, the Board of Directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The positions of our Chairman of the Board of Directors, or Chairman of the Board, and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as the Chairman of the Board, particularly as the Board of Directors’ oversight responsibilities continue to grow. The Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our Bylaws do not require our Chairman of the Board and Chief Executive Officer positions to be separate, the Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Arrangements between Officers, Directors and Director Nominees. In connection with the 2023 Neurocrine Collaboration Agreement, we and Neurocrine amended and restated our existing investor agreement on January 8, 2023, or the Amended and Restated Investor Agreement, providing for standstill and lock-up restrictions and a voting agreement with respect to shares of the Company owned by Neurocrine. Pursuant to the Amended and Restated Investor Agreement, the Board of Directors appointed Jude Onyia, Ph.D., Chief Scientific Officer of Neurocrine, to serve as a Class III director effective February 23, 2023. We agreed to cause Dr. Onyia, or another individual designated by Neurocrine, to be nominated for election to the Board of Directors when Dr. Onyia’s initial term is scheduled to expire. Under the Amended and Restated Investor Agreement, Neurocrine’s right to designate an individual to serve on the Board of Directors and our agreement to nominate such individual for election is subject to specified conditions and shall terminate upon the earliest of (a) Neurocrine holding less than 10% of our outstanding common stock; (b) a change of control of our company or Neurocrine; (c) a liquidation or dissolution of our Company; and (iv) the date that is ten years from the closing date of the Stock Purchase Agreement by and between Neurocrine and us, dated as of January 8, 2023.

Other than as disclosed above, there is no arrangement or understanding between any of our executive officers, directors or director nominees and any other person, pursuant to which such person was selected to serve as an executive officer or director, as applicable.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421 Attention: Secretary. We intend to disclose any amendment of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, or any waiver of our Code of Business Conduct and Ethics for such persons or any other of our officers, by posting such information on our website at vygr.com and/or in our public filings with the SEC.

Compensation Recovery Policy. We have adopted a compensation recovery policy, effective as of October 2, 2023, in accordance with Nasdaq Listing Rule 5608, which provides that, in the event we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement under the U.S. federal securities laws as required by the Dodd-Frank Act and corresponding Nasdaq listing standards, we will attempt to recover, reasonably promptly, any incentive-based compensation received by any current or former executive officer, as defined in Rule 16a-1(f) under the Exchange Act, during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement that is in excess of what otherwise would have been received by such executive officer had the amount of incentive-based compensation been determined based on the restated amounts. We filed our compensation recovery policy as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 28, 2024.

Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the Nasdaq Stock Market and our Certificate of Incorporation and Bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. Corporate governance guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or stock exchange requirements are modified. In addition, the corporate governance guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

Board Meetings and Committees. The Board of Directors held four meetings in 2023. The directors regularly hold executive sessions at meetings of the Board of Directors. During 2023, each of the directors then in office and for the period during which he or she was in office, attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors each year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. Each of our current directors that was serving as of the 2023 Annual Meeting of Stockholders attended such meeting.

During 2023, the Board of Directors had four committees: Audit Committee, Compensation Committee, Science and Technology Committee, and Nominating and Corporate Governance Committee.

The Board of Directors may establish other committees from time to time.

Audit Committee. Since August 2022, our Audit Committee has been comprised of James A. Geraghty, Steven Hyman, M.D., and Catherine J. Mackey, Ph.D., with Mr. Geraghty serving as chair. The Board of Directors has determined that each member of the Audit Committee throughout fiscal 2023 was independent for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10A-3 promulgated under the Exchange Act, and each member had sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board of Directors has designated Mr. Geraghty as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC.

The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt, retention, and treatment of accounting-related complaints and concerns;
●	recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
●	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
●	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	reviewing policies related to risk assessment and risk management including cybersecurity related risks along with financial risk; and

●	establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The Audit Committee held five meetings during 2023. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. The Audit Committee reviews its charter annually. A copy of the current Audit Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Compensation Committee. Since January 2023, our Compensation Committee has been comprised of Grace Colón, Ph.D., Michael Higgins, Glenn Pierce, M.D., Ph.D., and Nancy Vitale, with Ms. Vitale serving as chair. The Board of Directors has determined that each member of the Compensation Committee throughout fiscal 2023 was “independent” as defined in the rules of the SEC and the applicable Nasdaq Stock Market rules, including the enhanced independence criteria set forth in Rule 10C-1 promulgated under the Exchange Act. The Compensation Committee’s responsibilities include:

●	annually reviewing and recommending for approval by the independent directors of the Board individual and corporate goals and objectives relevant to the compensation of our executive officers;
●	evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;
●	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	conducting the independence assessment outlined in the rules of the Nasdaq Stock Market with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market;
●	overseeing and administering our compensation and similar plans;
●	reviewing and approving our policies and procedures for the grant of incentive-based compensation plans and equity-based awards;
●	reviewing and making recommendations to the Board of Directors with respect to director compensation;
●	reviewing and approving equity award grants, and making recommendations to the Board of Directors with respect to equity award grants made to our directors and chief executive officer;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation;
●	reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement;
●	preparing the committee report to be included in our annual proxy statement or annual report on Form 10-K;
●	reviewing and discussing with the Board of Directors corporate succession plans for senior management positions other than the Chief Executive Officer; and
●	approving or recommending to the Board of Directors the implementation or revision of any of our compensation or “clawback” policies and overseeing the administration of such policies.

The Compensation Committee held five meetings during 2023. The Compensation Committee operates under a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Compensation Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Science and Technology Committee. Since May 2023, our Science and Technology Committee has been comprised of Steven Hyman, M.D., Catherine J. Mackey, Ph.D., Jude Onyia, Ph.D., Glenn Pierce, M.D., Ph.D., Alfred Sandrock, M.D., Ph.D., and George Scangos, Ph.D., with Dr. Hyman serving as chair. From February 2023 to May 2023, our Science and Technology Committee was comprised of Dr. Hyman, Dr. Mackey, Dr. Onyia, Dr. Pierce, and Dr. Sandrock, with Dr. Hyman serving as chair. From August 2022 to February 2023, our Science and Technology Committee was comprised of Dr. Hyman, Dr. Mackey, Dr. Pierce, and Dr. Sandrock, with Dr. Hyman serving as chair. The Science and Technology Committee’s responsibilities include:

●	reviewing, evaluating, and advising the Board of Directors and management regarding the long-term strategic goals and objectives and the quality and direction of our research and development programs;
●	monitoring and evaluating trends in research and development, and recommending to the Board of Directors and management emerging technologies for building our technological strength;
●	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital); advising the Board of Directors and management on the scientific aspects of business development transactions;
●	regularly reviewing our research and development pipeline;
●	assisting the Board of Directors with its oversight responsibility for enterprise risk management in areas affecting our research and development; and
●	reviewing such other topics as delegated to the Science and Technology Committee from time to time by the Board of Directors.

The Science and Technology Committee held four meetings during 2023. The Science and Technology Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

Nominating and Corporate Governance Committee. Since August 2022, our Nominating and Corporate Governance Committee has been comprised of James A. Geraghty, Michel Higgins, and Nancy Vitale with Mr. Geraghty serving as chair. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee throughout fiscal 2023 was “independent” as defined under the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee’s responsibilities include:

●	developing and recommending to the Board of Directors criteria for Board and committee membership;
●	establishing procedures for identifying and evaluating Board of Directors candidates, including nominees recommended by stockholders;
●	identifying individuals qualified to become members of the Board of Directors;
●	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;
●	developing and recommending to the Board of Directors a set of corporate governance principles;
●	periodically performing a performance evaluation of the committee and reporting to the Board of Directors on the results of such evaluation;

●	reviewing and discussing with the Board of Directors corporate succession plans for the Chief Executive Officer; and
●	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held four meetings during 2023. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors and reviews its charter annually. A copy of the current Nominating and Corporate Governance Committee charter is available on our website at https://ir.voyagertherapeutics.com/corporate-governance/highlights.

The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Recommendations.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our Bylaws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Procedure for Submitting Stockholder Proposals and Nominations.”

Identifying and Evaluating Director Nominees. The Board of Directors is responsible for identifying suitable candidates for nomination to the Board. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. In 2022, for example, the Nominating and Corporate Governance Committee engaged Korn Ferry, a search firm, to assist us in the identification of potential independent director candidates. Korn Ferry identified Dr. Colón as part of this process. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Dr. Onyia has been appointed to the Board of Directors as Neurocrine’s designee, as more fully described under the caption “Corporate Governance—Board and Committee Matters—Arrangements between Officers, Directors and Director Nominees”.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, be highly accomplished in his or her respective field with superior credentials and recognition, be well regarded in the community and have a long-term reputation for high ethical and moral standards, have sufficient time and availability to devote to the affairs of the Company, and, to the extent such candidate serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her diversity, and the needs of the Board of Directors.

Our Nominating and Corporate Governance Committee considers the value of diversity when selecting nominees, including the representation of directors who self-identify as female, underrepresented minorities, or LGBTQ+. Although we have no formal policy regarding board diversity, we believe that the Board of Directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. The Nominating and Corporate Governance Committee does not make any specific weighting of diversity or any other characteristic.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our Bylaws and must be received by us no later than the date referenced above in “Voting—Procedure for Submitting Stockholder Proposals and Nominations.”

Stockholder Communications. The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421, Attn: Chairman of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Voyager Therapeutics, Inc., 75 Hayden Avenue, Lexington, Massachusetts, 02421.

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. The Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. The Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, the Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, the Board of Directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Audit Committee oversees the operation of our risk management program, including the identification of the significant risks associated with our business (including financial and information technology risks) and periodic updates to such risks, and reports to the Board of Directors regarding these activities. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Principal Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and with our Chief Executive Officer and Principal Financial Officer. Each of the other committees of the Board of Directors also contributes to the management of any risks relevant to the committee’s areas of responsibility, and reports to the Board of Directors regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, Ernst & Young, including reviewing its independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any audit and non-audit services that may be performed by Ernst & Young; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Ernst & Young is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2023, with management. The Audit Committee has discussed with Ernst & Young applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to Ernst & Young for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

THE AUDIT COMMITTEE

James A. Geraghty Steven Hyman, M.D. Catherine J. Mackey, Ph.D.

Corporate Commitment to our Environmental, Social and Governance (ESG) Profile

Environmental, Social, and Governance, or ESG, considerations are integral to our corporate strategy and operational decision-making. We recognize our responsibilities extend beyond financial performance, encompassing a broader commitment to the communities we serve, the environment we share, and the governance structures that guide our actions.

Environmental Stewardship

We have headquartered our operations at 75 Hayden Avenue in Lexington, MA, a recently developed laboratory and office space. The building is representative of our commitment to environment and social responsibility through its Leadership in Energy and Environmental Design Silver designation by the U.S. Green Building Council. This property also features electric vehicle charging stations and bicycle racks and is WELL Health-Safety certified by the

International Well Building Institute. Additionally, we maintain a waste management program to separate compostables and recyclables from other trash and to reduce waste. These efforts not only contribute to the health of our planet but also enhance our operational efficiency and resilience. We have installed water dispensers in our offices to reduce the use of disposable bottles, which have saved more than 248,000 bottles since installation.

Social Responsibility

Our social commitments are focused on fostering a diverse, inclusive, and equitable workplace where every employee feels valued and respected. We extend our social responsibility to the communities in which we operate by supporting local initiatives.

During 2023, we supported several organizations, sponsored programming and made donations as part of our integrated approach to impacting the communities in which we work and live and the patients we seek to impact through our work. The organizations that we supported and contributed to in 2023 included science and technology organizations and charitable organizations supporting patients with neurological diseases.

Governance and Ethics

Our mission is to leverage the power of human genetics to modify the course of and ultimately cure neurological diseases and our people are the heart of everything we do. As we work towards our vision and mission, we are committed to providing employees with a meaningful career journey and an inclusive culture where they can do their best work while channeling their intellect and energy to make a difference and improve lives.

Over the past few years, several internal initiatives have been created to improve organizational health, including, but not limited to, the introduction of an employee engagement platform, formal recognition programs, and programs focused on holistic well-being. We have begun to see the impact of these efforts, as measured in significant improvements in both our retention rate and turnover rate over the prior year.

Engagement Scoring: In 2021, we implemented an employee engagement platform. Within the platform, employees are prompted to periodically respond to survey questions related to employee engagement, which are aggregated into several scores, and reported to employees each month and to the Compensation Committee each quarter. These reports include an overall engagement score (calculated from 10 sub-metrics), an employee net promoter score, or eNPS, and an overall participation rate. The table below reflects scoring for years ended 2021, 2022, and 2023, respectively. Our 2023 overall engagement score and eNPS were comparable to those of other companies using the platform.

	Overall		Participation
	Engagement		Rate
Year	Score(1)	eNPS(2)	(%)
2021	7.6	-9	55
2022	7.8	14	71
2023	7.6	21	74

(1)	The engagement score rating scale is from 0-10.
(2)	The eNPS reflects how likely an employee is to recommend the Company as a good place to work based on a rating scale from 0-10. Employees will be labeled as promoters, passive, or detractors based on their responses (a score of 9-10 is labeled as a promoter, a score of 7-8 is labeled as passive, and a score of 0-6 is labeled as a detractor). The scale is from -100 to 100 and is calculated by subtracting the percentage of detractors from the percentage of promoters.

Our Values

In anticipation of our 10th anniversary as an organization, we completed an exercise to ensure our values and behaviors were aligned for our future. Below are our four core values and expectations for all employees, all of which have been integrated into our recognition and performance management programs and processes:

The Voice of the Employee

In 2023, we introduced an Employee Advisory Board, or EAB, comprising 20 employees from across all business areas and representing all levels. The primary goal of this group is to enhance communication between employees and management, promote a positive work culture, and help shape the workplace environment to better meet the workforce’s needs. The EAB’s input, feedback, and suggestions on various workplace-related issues, policies, and practices provide a bridge for the employees’ perspective to be considered in several decision-making processes, thereby fostering a more inclusive, engaging, and productive work environment.

Total Rewards and Holistic Wellness

We seek to provide eligible employees with competitive compensation, including a market-competitive salary reviewed annually, short-term incentive bonuses, annual equity awards, matching contributions to a 401(k)-retirement plan, life insurance, and the opportunity to participate in our employee stock purchase plan. Our annual short-term incentive bonus program ties compensation to both company and individual performance to foster a pay-for-performance culture.

We recognize that employee health is no longer defined strictly by physical wellness. As such, we have intentionally designed benefits and programming which address the interconnectedness of physical, mental, emotional, and social health in an effort to ensure an optimal employee experience. Examples of programming which address the many facets of holistic wellness are provided below.

Physical Health: As part of our commitment to physical health, we offer an on-site fitness center provided at no cost to employees; reimbursement for offsite gym memberships, fitness classes and specific weight loss programs; and wellness-themed months with supporting activities such as educational programming and fitness challenges.

Belonging, Spiritual and Social Health: We believe it is important for all employees to feel a sense of belonging as they bring their talents and authentic selves to work each day. In addition to our two employee resource groups, waVe and Barrier Breakers, employees are invited to speak company-wide via our program called “Share Your Passion.” These once-monthly meetings highlight our employees’ passions outside of their day-to-day work. We offer regular social gatherings for employees to come together, be it monthly socials, company meals in recognition of holidays, for employee appreciation, or to celebrate other milestone moments as a community. We also support several community-based organizations and provide opportunities for employees to volunteer or engage with local organizations throughout the year, including onsite activities such as assembling learning kits for Science Club for Girls, offsite activities such as backpack assembly for Cradles for Crayons, and donating needed items for organizations like Rosie’s Place and the Children’s Wonderfund. We offer employees several wellness spaces of differing configurations to ensure needs are met for nursing mothers, daily prayer, or other medical reasons.

Mental and Emotional Health Support: A comprehensive employee assistance program, or EAP, is provided by KGA, Inc. which offers comprehensive mental health, work-life, and management services that are fully integrated across a single platform, with live, personal support 24/7/365. Since its introduction in 2022, we have had strong utilization of this benefit by a majority of our employees, most of whom have indicated they are satisfied with the EAP and would recommend it to their family or co-workers. We offer an unlimited paid time off benefit, company holidays, company “quiet days” where meetings are restricted prior to company holidays, and a shut-down week annually between the holidays of Christmas and New Year. We strive to provide flexible working hours and the option for management-approved remote work to accommodate personal life needs.

Environmental, Intellectual, and Occupational Health: We offer tuition reimbursement for degree programs and professional certifications. In 2023, Babson College agreed to offer our employees access to discounts on their degree programs and certifications and broader programming offered at no cost. We also implemented a new learning platform provided by Hone Group, Inc., to provide all employees with live training and curriculum topics for all organizational levels. We have engaged an external provider, Safety Partners, Inc., to provide a heightened sense of safety in the workplace, including annual mandatory training, safety awareness months on various topics, optional educational programming throughout the year, and ergonomic assessments available as needed. Our employee resource group waVe offers an annual mentoring program to support career progression and employee engagement and satisfaction.

Financial Health Support: In addition to the elements of the total compensation package mentioned above, we offer identity theft protection coverage as a voluntary benefit and access to Prosper Wise, a financial wellness platform offered through MMA Securities, LLC, which provides personalized financial advice and resources, tailored to the profile and goals of employees and their eligible family members. Employees are provided with a total compensation statement each year and educational seminars on the various components of compensation, as well as the mechanics of various equity awards.

Diversity, Equity, Inclusion, and Belonging

We and our Board of Directors are committed to diversity, equity, inclusion, and belonging. As such, our Board of Directors is a deliberate mix of members who have a deep understanding of our business and our science, as well as members who have different skill sets and points of view on substantive matters pertaining to our business.

Our Board of Directors

Our commitment to diversity, equity, inclusion, and belonging is demonstrated by the composition of our Board of Directors, which includes three individuals who identify as female and three individuals who identify as racial or ethnic minorities. The following table provides information regarding our nominees for director and our existing directors as of the date of this Proxy Statement:

Board Diversity Matrix (As of April 25, 2024)
Total Number of Directors			10
					Did Not
	Female	Male		Non-Binary	Disclose Gender
Part I: Gender Identity
Directors	3	7		—	—
Part II: Demographic Background
African American or Black	—	1		—	—
Asian	—	1		—	—
Hispanic or Latinx	1	—		—	—
White	3	6		—	—
Two or More Races or Ethnicities	1	1		—	—
LGBTQ+			1

Employee Diversity

As of December 31, 2023, our Senior Leadership Team, or SLT, which includes the Chief Executive Officer and other officers of the Company reporting directly to the Chief Executive Officer, was comprised a diverse group of seven individuals, four of whom identify as female and three of whom identify as male. One member of the SLT identifies as being of two or more races. Our broader Extended Leadership Team, or ELT is comprised of eleven other individuals at the Vice President or Senior Vice President levels. Within the ELT, 64% identify as male and 36% identify as female.

The successful execution of our strategy is dependent on attracting, retaining, and motivating a diverse team of highly skilled employees at all levels. Celebrating individuals for who they are through a culture of respect and belonging and welcoming fresh thinking and unique perspectives is important to us. In part because of our diversity, equity, inclusion, and belonging efforts as of December 31, 2023, 51% of our full-time employees identified as women which is an increase from 45% as of December 31, 2022.

Our overall employee demographic over the past several years has been steadily becoming more diverse, with 48% of employees identifying as racially or ethnically diverse, as compared to 39% in 2023 and 38% in 2022.

We have also sought to recruit employees who share our commitment to DE&I and social responsibility, and who offer diversity of expertise and viewpoints. As of December 31, 2023, 97% of our employees held advanced degrees; 27% have earned bachelor’s degrees and 70% have achieved graduate, doctoral, or professional degrees.

We have two internally led employee resource groups available to employees:

Women at Voyager Engage (waVe): The mission of waVe is to develop and empower Voyager women and their allies by promoting women’s leadership and fostering a culture of diversity and respect to enhance patient impact.

Barrier Breakers: The mission of Barrier Breakers is to ensure all employees feel that their voices matter, regardless of the titles they hold.

Each group contributes to our culture and organizational health by hosting educational programs, workshops, and discussions, a mentoring program, and providing opportunities to give back to external community-based organizations such as the ones discussed above that are aligned with their missions.

Each year, we conduct a pay equity survey to ensure all employees are compensated fairly and equitably, regardless of gender, race, ethnicity, or other characteristics that should not influence disparities in pay among employees performing similar work or within job groups. If gaps are identified, we provide adjustments to compensation and are continually analyzing structures, practices, and policies to ensure fairness, compliance with all legal requirements and to improve employee morale and retention.

In conclusion, our commitment to ESG principles is integral to our strategic vision and operational excellence. We are dedicated to continuous improvement and transparent reporting on our ESG efforts, understanding that our journey towards sustainability and responsibility is ever evolving.

EXECUTIVE COMPENSATION

Overview

Voyager’s compensation programs are designed to:

●	attract and retain individuals with superior ability, technical, and managerial experience;

●	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and

●	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation Committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers; with respect to the Chief Executive Officer, the Compensation Committee will review and make recommendations to the independent members of the Board of Directors for approval. The Compensation Committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, reviews and approves annually all compensation decisions relating to our executive officers and other officers, and makes recommendations to the independent members of the Board of Directors on compensation for the Chief Executive Officer. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Aon Human Capital Solutions, a division of Aon plc, or Aon, is the Compensation Committee’s current outside compensation consultant. In March 2024, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Aon, considering, among other things, the relationship between Aon, the members of the Board of Directors, and our executive officers and the factors set forth in the Nasdaq listing standards. Based on such review, the Committee concluded that the engagement of Aon did not raise any conflict of interest. The total amount paid to Aon for services not related to executive or director compensation was less than $120,000 in 2023.

Executive Compensation Components

Historically, our Compensation Committee reviews all compensation components including base salary, bonus, benefits, equity incentives, and other perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation on the compensation of our Chief Executive Officer to the Board of Directors and approves the compensation of our other executive officers. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to the Board of Directors regarding the compensation of non-employee directors and has the authority to administer our equity-based plans, both directly and through delegated authority to the Chief Executive Officer.

In 2023, the Compensation Committee engaged Aon as its compensation consultant. Aon assisted the Committee in conducting competitive compensation assessments for our executive officers for the fiscal year ended December 31, 2023. Additionally, Aon also assisted in the determination of compensation for executive officers hired in 2023. In evaluating the total compensation of our executive officers, the Compensation Committee, with the assistance of Aon, established a peer group of 18 publicly-traded companies in the biopharmaceutical industry that was comprised of companies whose market capitalization, number of employees, maturity of product development pipeline or area of therapeutic focus are similar to Voyager. Our 2023 peer group includes the following companies:

Voyager 2023 Compensation Peer Group

4D Molecular Therapeutics, Inc.	Foghorn Therapeutics, Inc.	Selecta Biosciences, Inc.
Adicet Bio, Inc.	Homology Medicines, Inc.	Stoke Therapeutics, Inc.
Adverum Biotechnologies, Inc.	Immuneering Corporation	Taysha Gene Therapies, Inc.
Atreca, Inc.	Monte Rosa Therapeutics, Inc.	Tenaya Therapeutics, Inc.
Dyne Therapeutics, Inc.	Ovid Therapeutics, Inc.	Vor Biopharma Inc.
Entrada Therapeutics, Inc.	Prelude Therapeutics Inc	Wave Life Sciences Ltd.

For the full compensation analysis, Aon supplemented the peer group information with published survey data, which provided a broader market representation of companies and deeper position reporting.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for our named executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies were paid, and also negotiations during the hiring process. The base salaries of our named executive officers are reviewed annually and may be adjusted to reflect market conditions and our executives’ performance during the prior year as well as the financial position of the company, or any change in the scope of the officer’s responsibilities.

As of December 31, 2023, the base salaries for our named executive officers were as follows:

Named Executive Officer	Base Salary
Alfred Sandrock, M.D., Ph.D., Chief Executive Officer	$624,000
Jacquelyn Fahey Sandell, Chief Legal Officer(1)	$450,000
Robin Swartz, Chief Operating Officer	$449,400

(1)	In July 2023, Ms. Fahey Sandell commenced serving as Chief Legal Officer.

Performance-Based Variable Cash Compensation

Our Compensation Committee has the authority to award annual performance-based variable cash compensation to our executive officers and make recommendations to the full Board of Directors for approval of performance-based variable cash compensation for the Chief Executive Officer. For 2023, our Chief Executive Officer Dr. Sandrock’s bonus target was set at 55% of base salary pursuant to his employment agreement. Ms. Fahey Sandell’s and Ms. Swartz’s bonus targets were set at 40% of base salary pursuant to their employment agreements. The Compensation Committee approved performance-based variable cash compensation for 2023 performance to Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz in the amount of $377,520, $93,960, and $199,534, respectively, with the full Board of Directors approving Dr. Sandrock’s payment in the amount of $377,520. These payments were awarded in recognition of our named executive officers’ performance in achieving certain pre-specified corporate and operational milestones and other considerations, and, in the case of Ms. Fahey Sandell, were prorated for service performed. The Board of Directors determined that the corporate goals were achieved at a rate of 110% for the year ended December 31, 2023.

Dr. Sandrock’s bonus reflected corporate performance goals, and Ms. Fahey Sandell’s and Ms. Swartz’s bonuses reflected both corporate and individual performance goals. Based on their respective goals, each of Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz, was awarded an effective rate of approximately 110%, 111%, and 110% of the amount he or she was eligible to receive. Ms. Fahey Sandell’s bonus payment was prorated to July 10, 2023, the commencement date of her employment with the Company.

Equity Incentive Compensation

Equity incentive grants to our named executive officers are made at the discretion of the Compensation Committee under the terms of our stock option plans. Equity incentive grants for the Chief Executive Officer are approved by the full Board of Directors based on the recommendation of the Compensation Committee. We believe that equity incentives subject to vesting over time or upon achievement of performance objectives can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of our strategic and financial goals over time, and with stockholders’ interests, and create incentives that foster employee retention. We create equity incentive award packages that combine stock options and restricted stock units to further align individual performance with achievement of our corporate goals. Stock options, which have exercise prices equal to at least fair market value of our common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Stock options granted to new hires generally vest over four years, with 25% vesting on the one-year anniversary and 75% vesting ratably, on a monthly basis, over the remaining three years, based on continued service with the Company through each vesting date. Stock options granted as part of the Company’s annual compensation cycle generally vest ratably, on a monthly basis, over four years. Restricted stock units generally vest over a three-year period, with 33% of the restricted stock units vesting on the first anniversary, 33% of the restricted stock units vesting on the second anniversary, and the remaining restricted stock units vesting on the third anniversary of the grant date, based on continued service with the Company through each vesting date. In 2023, the Compensation Committee made stock option and restricted stock unit grants to our named executive officers as specified in the “Outstanding Equity Awards at Fiscal Year End Table—2023” below, with the full Board of Directors approving Dr. Sandrock’s awards in connection with his continued service as President and Chief Executive Officer, and Ms. Fahey Sandell’s awards in connection with her commencement of employment.

Employee Benefits

In addition to the primary elements of compensation described above, the named executive officers also participate in the same broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance, dental insurance and our 401(k) plan. We do not provide special benefits to our executive officers.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2023 and 2022 to any individual who served as our principal executive officer during 2023, the two most highly-compensated executive officers (other than those individuals who served as Chief Executive Officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2023. All of these individuals are our named executive officers for 2023:

										Non‑equity
						Stock		Option		Incentive Plan	All Other
		Salary		Bonus		Awards		Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)		($)(1)		($)(2)		($)(3)	($)(4)	($)
Alfred Sandrock, M.D., Ph.D.	2023	624,000		—		891,600	(5)	1,266,263	(6)	377,520	13,050	3,172,433
Chief Executive Officer, President, and Director	2022	525,414	(7)	50,000	(8)	855,000	(9)	5,715,650	(10)	250,000	10,385	7,406,449
Jacquelyn Fahey Sandell	2023	207,692	(11)	—		472,750	(12)	895,885	(13)	93,960	7,010	1,677,297
Chief Legal Officer
Robin Swartz	2023	449,400		—		297,200	(14)	422,088	(15)	199,534	13,050	1,381,272
Chief Operating Officer

(1)	Amounts represent the aggregate grant-date fair value of restricted stock unit awards granted to our named executive officers in 2023 and 2022 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2023. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(2)	Amounts represent the aggregate grant-date fair value of option awards granted to our named executive officers in 2023 and 2022 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2023. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(3)	Amounts represent each executive’s 2023 performance-based variable cash bonus, which was earned for the 2023 performance year and paid in February 2024, and each executive’s 2022 performance-based variable cash bonus, which was earned for the 2022 performance year and paid in February 2023.
(4)	All Other Compensation for each of our named executive officers for years 2023 and 2022 is comprised of company 401(k) matching contributions.
(5)	Dr. Sandrock was granted a restricted stock unit award on February 17, 2023, in connection with his ongoing service as our President and Chief Executive Officer. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(6)	Dr. Sandrock was granted a stock option award on February 17, 2023, in connection with his ongoing service as our President and Chief Executive Officer. The shares underlying this option vest and become equitable in equal monthly installments over 48 months thereafter, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date.
(7)	Dr. Sandrock joined the Company as President and Chief Executive Officer effective March 2022, and accordingly his base salary was pro-rated for service performed. Includes (a) $6,183 paid to Dr. Sandrock in retainer fees for his services as a non-employee director, a member of our Executive Committee, and a member of our Science and Technology Committee from February 2022 through March 2022, and (b) $60,000 in consulting fees paid to Dr. Sandrock for services performed between February 2022 and March 2022 when he served as our consultant prior to commencing service as our President and Chief Executive Officer.
(8)	Pursuant to the Sandrock Employment Agreement, Dr. Sandrock received a signing bonus of $50,000.
(9)	Dr. Sandrock was granted a restricted stock unit award on March 22, 2022, in connection with the commencement of his service as our President and Chief Executive Officer. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee of the Company on each applicable vesting date, as follows, commencing on April 1, 2022: 25% of the shares underlying the restricted stock unit award will vest on the first anniversary of the vesting commencement date and an additional 25% of the shares underlying the restricted stock unit award will vest at the end of each one-year period following the first anniversary of the vesting commencement date until the four-year anniversary of the vesting commencement date.
(10)	Dr. Sandrock was granted stock option awards on February 7, 2022, and March 22, 2022 in connection with the commencement of his service as our director and as our President and Chief Executive Officer, respectively. The shares underlying the stock option award from February 7, 2022, vest and become exercisable in equal quarterly installments over four years thereafter, subject to Dr. Sandrock’s continued service as a director of the Company on each applicable vesting date. The shares underlying the stock option award from March 22, 2022 vest and become exercisable, subject to Dr. Sandrock’s continued service as an employee of the Company on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(11)	Ms. Fahey Sandell joined the Company as Chief Legal Officer effective July 10, 2023, and accordingly her base salary was prorated for service performed.
(12)	Ms. Fahey Sandell was granted a restricted stock unit award on October 1, 2023, in connection with the commencement of her service as our Chief Legal Officer. The restricted stock unit award vests and becomes settleable, subject to Ms. Fahey Sandell’s continued service as an employee of the Company on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(13)	Ms. Fahey Sandell was a granted stock option award on July 10, 2023, in connection with the commencement of her service as our Chief Legal Officer. The shares underlying this option vest and become exercisable, subject to Ms. Fahey Sandell’s continued service as an employee of the Company on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(14)	Ms. Swartz was granted a restricted stock unit award on February 17, 2023, in connection with her ongoing service as our Chief Operating Officer. The restricted stock unit award vests and becomes settleable subject to Ms. Swartz’s continued service as an employee on each applicable vesting date with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(15)	Ms. Swartz was granted a stock options award on February 17, 2023, in connection with her ongoing service as our Chief Operating Officer. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Ms. Swartz’s continued service as an employee on each applicable vesting date.

Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with each of our named executive officers in connection with such individual’s commencement of employment as an executive officer of the Company. Except as noted below, these employment agreements provide for “at will” employment.

Alfred Sandrock M.D., Ph.D. We entered into an employment agreement with Dr. Sandrock in March 2022, pursuant to which Dr. Sandrock is entitled to a salary of $600,000, subject to review and redetermination by the Company from time to time, and is eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Dr. Sandrock’s employment agreement provides for certain severance payments and benefits in the event his employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2024, Dr. Sandrock’s annual base salary was $652,080, and his performance-based variable compensation target was 55% of his annual base salary.

Jacquelyn Fahey Sandell We entered into an employment agreement with Ms. Fahey Sandell in July 2023, pursuant to which Ms. Fahey Sandell is entitled to a salary of $450,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Ms. Fahey Sandell’s employment agreement provides for certain severance payments and benefits in the event her employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2024, Ms. Fahey Sandell’s

annual base salary was $468,758, and her performance-based variable compensation target was 40% of her annual base salary.

Robin Swartz We entered into an amended and restated employment agreement with Ms. Swartz in February 2022, pursuant to which Ms. Swartz is entitled to a salary of $420,000, subject to review and redetermination by the Company from time to time, and eligible to participate in our short-term incentive bonus plan, as approved by the Board of Directors or Compensation Committee from time to time. Ms. Swartz’s employment agreement provides for certain severance payments and benefits in the event her employment is terminated in certain circumstances as further described below under the heading “Potential Payments upon Termination.” As of January 1, 2024, Ms. Swartz’s annual base salary was $ 490,745, and her performance-based variable compensation target was 40% of her annual base salary.

Employee confidentiality, non-competition, non-solicitation and assignment agreements

Each of our named executive officers has entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Such agreement also provides that during the period of the named executive officer’s employment and for 12 months thereafter, the named executive officer will not compete with us and will not solicit our employees, consultants, customers or suppliers.

Potential payments provided upon termination of named executive officers currently employed by the Company

We have entered into employment agreements with each of Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz, the material terms of each of which have been approved by the Compensation Committee and by the Board of Directors. These employment agreements reaffirm the executive’s position with the Company and provide for at-will employment. Pursuant to the applicable employment agreement, each of Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz will be eligible to receive certain payments and benefits in the event that his or her employment is terminated by us without “cause” (as defined in the applicable employment agreement), or in the event that he or she terminates his or her employment with “good reason” (as defined in the applicable employment agreement), as summarized below.

In the event that Dr. Sandrock, Ms. Fahey Sandell, or Ms. Swartz terminates his or her employment with “good reason” or is terminated without “cause,” he or she is eligible to receive 12 months of base salary continuation, a pro rata portion of his or her target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, and 12 months of COBRA continuation medical benefits subsidized by us provided that he or she executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

In the event that Dr. Sandrock, Ms. Fahey Sandell, or Ms. Swartz terminates his or her employment with “good reason” or is terminated without “cause” within the period ending 12 months following the consummation of a “sale event” (as defined in the applicable employment agreement), he or she will be eligible to receive 12 months of base salary continuation, a pro rata portion of his or her target performance-based cash compensation for that fiscal year based on the number of days worked in that fiscal year at the time of termination, 12 months of COBRA continuation medical benefits subsidized by us, and all of his or her equity awards shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination, provided that he or she executes and does not revoke a separation agreement and release of claims in favor of us and our affiliates.

Definitions for named executive officers currently employed by the Company

For purposes of the employment agreement with each of Dr. Sandrock and Ms. Fahey Sandell, “cause” means:

●	conduct constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	commission of any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
●	any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;

●	continued non-performance of his or her responsibilities (other than by reason of his or her physical or mental illness, incapacity or disability), subject to certain notice and cure provisions;
●	a breach of any confidentiality or restrictive covenant obligations to the Company, including under his or her employment agreement with the Company;
●	a material violation of any of our written employment policies communicated to him or her;
●	a material misrepresentation made by the executive in the scope of or concerning his or her employment with the Company, including, without limitation, a misrepresentation with respect to the absence of any obligation to any former employer or any other person or entity that would or does prevent, limit, or impair in any way the performance of his or her duties to the Company;
●	a finding or a decision by regulatory or law enforcement authorities of a material violation of any law or regulation that would or does prevent, limit, or impair in any way the performance of his or her duties to the Company or the scope of his or her employment with the Company; or
●	failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreement with Ms. Swartz, “cause” means:

●	Conduct constituting a material act of misconduct in connection with the performance of her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
●	commission of any felony, or any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;
●	any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates, subject to certain notice and cure provisions;
●	continued non-performance of her responsibilities (other than by reason of her physical or mental illness, incapacity or disability), subject to certain notice and cure provisions;
●	a breach of any confidentiality or restrictive covenant obligations to the Company, including under her employment agreement with the Company;
●	a material violation of any of our written employment policies communicated to her; or
●	failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreement with each of Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz, “good reason” means:

●	a material diminution in his or her responsibilities, authority or duties;
●	a material diminution in his or her base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; that is similar to and not proportionately greater than reductions of affecting all or substantially all such senior management;
●	a relocation of his or her principal place of business more than 50 miles; or
●	a material breach of the employment agreement by the Company or any other agreements between such executive and the Company relating to the equity awards granted to him or her at the time when he or she joined the Company.

For purposes of the employment agreement with each of Dr. Sandrock, Ms. Fahey Sandell, and Ms. Swartz a “sale event” shall be deemed to have occurred upon the occurrence of any one of the following events:

●	the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
●	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable);
●	the acquisition, directly or indirectly, of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or group of persons;
●	a “Deemed Liquidation Event” as defined in our certificate of incorporation; or
●	any other acquisition of the business of the Company, as determined by the Board; provided, however, that any acquisition or repurchase of its shares or similar transaction by the Company, subject to certain conditions, with the effect of, by reducing the shares outstanding, increasing the beneficial ownership of a person or group to a majority of the outstanding voting stock of the Company, or a merger effected solely to change our domicile, shall not constitute a “sale event.”

Where required to avoid extra taxation under Section 409A of the Internal Revenue Code of 1986, as amended, a “sale event” must also satisfy the requirement of Treasury Regulation section 1.409A-3(a)(5)

Outstanding Equity Awards at Fiscal Year-End Table—2023

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and number of shares of restricted stock awards held as of December 31, 2023.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock that
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(1)
Alfred Sandrock, M.D., Ph.D.	19,250	24,750	(2)	3.32	2/7/2032
	411,512	529,088	(3)	8.55	3/22/2032
						75,000	(4)	633,000
	50,000	190,000	(5)	7.43	2/17/2033
						120,000	(6)	1,012,800

Jacquelyn Fahey Sandell	—	122,000	(7)	10.18	7/10/2033
						61,000	(8)	514,840

Robin Swartz	55,781	20,719	(9)	8.43	1/11/2031
						4,333	(10)	36,571
	57,500	62,500	(11)	2.85	1/13/2032
						13,333	(12)	112,531
	29,792	35,208	(13)	3.32	2/7/2032
	16,666	63,334	(14)	7.43	2/17/2033
						40,000	(15)	337,600

(1)	The value of restricted stock unit awards is based on the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2023, which was $8.44 per share.
(2)	Dr. Sandrock’s stock option award to purchase 44,000 shares of our common stock were granted on February 7, 2022. The shares underlying this option award vest and become exercisable in equal quarterly installments over four years thereafter, subject to Dr. Sandrock’s continued service as a director on each applicable vesting date.
(3)	Dr. Sandrock’s stock option award to purchase 940,600 shares of our common stock was granted on March 22, 2022. The shares underlying this option vest and become exercisable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(4)	Dr. Sandrock was granted a restricted stock unit award of 100,000 shares of common stock on March 22, 2022. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, over a four-year period, as follows, commencing on April 1, 2022: 25% of the restricted stock unit award will vest on the first anniversary of the vesting commencement date and an additional

25% of the restricted stock unit award will vest at the end of each one-year period following the first anniversary of the vesting commencement date until the four year anniversary of the vesting commencement date.
(5)	Dr. Sandrock’s stock option award to purchase 240,000 shares of our common stock was granted on February 17, 2023. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date.
(6)	Dr. Sandrock was granted a restricted stock unit award of 120,000 shares of common stock on February 17, 2023. The restricted stock unit award vests and becomes settleable, subject to Dr. Sandrock’s continued service as an employee on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(7)	Ms. Fahey Sandell’s stock option award to purchase 122,000 shares of our common stock were granted on July 10, 2023. The shares underlying this option vest and become exercisable, subject to Ms. Fahey Sandell’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(8)	Ms. Fahey Sandell was granted a restricted stock unit award of 61,000 shares of common stock on October 1, 2023. The restricted stock unit award vests and becomes settleable, subject to Ms. Fahey Sandell’s continued service as an employee on each applicable vesting date, over a four-year period, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(9)	Ms. Swartz’s stock option award to purchase 76,500 shares of our common stock was granted on January 11, 2021. The shares underlying this option vest and become exercisable, subject to Ms. Swartz’s continued service as an employee on each applicable vesting date, as follows: 25% of the shares will vest on the first anniversary of the grant date, and an additional 2.0833% of the shares will vest on a monthly basis at the end of each one-month period following the first anniversary of the grant date until the four-year anniversary of the grant date.
(10)	Ms. Swartz was granted a restricted stock unit award of 13,000 shares of common stock on April 1, 2021. The restricted stock unit award vests and becomes settleable subject to Ms. Swartz’s continued service as an employee on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(11)	Ms. Swartz’s stock option award to purchase 120,000 shares of our common stock was granted on January 13, 2022. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Ms. Swartz’s continued service as an employee of the Company on each applicable vesting date.
(12)	Ms. Swartz was granted a restricted stock unit award of 20,000 shares of common stock on January 13, 2022. The restricted stock unit award vests and becomes settleable subject to Ms. Swartz’s continued service as an employee of the Company on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.
(13)	Ms. Swartz’s stock option award to purchase 65,000 shares of our common stock was granted on February 7, 2022. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Ms. Swartz’s continued service as an employee of the Company on each applicable vesting date.
(14)	Ms. Swartz’s stock option award to purchase 80,000 shares of our common stock were granted on February 17, 2023. The shares underlying this option vest and become exercisable in equal monthly installments over 48 months thereafter, subject to Ms. Swartz’s continued service as an employee of the Company on each applicable vesting date.
(15)	Ms. Swartz was granted a restricted stock unit award of 40,000 shares of common stock on February 17, 2023. The restricted stock unit award vests and becomes settleable subject to Ms. Swartz’s continued service as an employee of the Company on each applicable vesting date, over a three-year period with one-third of the award vesting on each of the first, second and third anniversaries of the grant date.

Compensation Risk Assessment

We believe that the performance-based portion of the compensation provided to our executive officers and other employees does not encourage risk-taking that would be inconsistent with the interests of our stockholders. We believe that our compensation programs are designed to encourage our executive officers and other employees to be focused on both short-term and long-term strategic goals, consistent with our pay-for-performance compensation philosophy.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers, and employees permits our officers, directors, and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act and satisfying suggested Company guidelines. Generally, under these trading plans, the individual relinquishes control over securities transactions involving shares covered under the trading plan once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Additionally, many of our employees including each of our named executive officers have entered into durable automatic sale instructions consistent with Rule 10b5-1 authorizing the automatic sale of shares of our common stock, issued upon the settlement of a restricted stock unit award, to cover applicable statutory withholding obligations.

No Hedging

Individuals subject to our insider trading policy, including directors and employees, are not permitted to engage in purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. These individuals are also prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan, subject to limited exceptions for certain pledges of Company securities as collateral for a loan.

Tax and Accounting Considerations

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2023.

Pay Versus Performance

The following tables and related disclosures provide information regarding (i) the “total compensation” of our principal executive officers, or the PEOs, and our other named executive officers, or the Non-PEO NEOs, in each case as presented under the caption “Summary Compensation Table” in this proxy statement or our prior proxy statements, which we refer to as the SCT Amounts; (ii) the “compensation actually paid” to our PEOs and our Non-PEO NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules, which amounts we refer to as our CAP Amounts; (iii) certain financial performance measures; and (iv) the relationship between the CAP Amounts to those financial performance measures.

	Summary Compensation Table Total for First PEO (1)	Summary Compensation Table Total for Second PEO (1)	Summary Compensation Table Total for Third PEO (1)	Compensation Actually Paid to First PEO (2)(3)	Compensation Actually Paid to Second PEO (2)(3)	Compensation Actually Paid to Third PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (4)	Net Income (Loss) (in thousands)(5)
Year	($)	($)	($)	($)	($)		($)	($)	($)	($)
2023	3,172,433	—	—	5,137,629	—	—	1,529,285	1,728,086	125.87	132,330
2022	7,406,449	757,533	—	5,388,460	1,384,720	—	1,353,260	1,650,050	84.20	(46,408)
2021	—	696,063	2,630,096	—	—	561,942	998,922	5,066	37.90	(71,197)

(1)	For 2023, our First PEO was Dr. Sandrock and our Non-PEO NEOs were Ms. Fahey Sandell and Ms. Swartz. For 2022, our First PEO was Dr. Sandrock, our Second PEO was Michael Higgins, and our Non-PEO NEOs were our former Chief Financial Officer Peter Pfreundschuh and our former Senior Vice President and General Counsel

Robert Hesslein. For 2021, our Second PEO was Mr. Higgins, our Third PEO was our former President and Chief Executive Officer Andre Turenne, and our Non-PEO NEOs were Mr. Hesslein, our former Chief Financial Officer Allison Dorval, our former interim Chief Scientific Officer Glenn Pierce, and our former Chief Medical Officer and Head of Research and Development Omar Khwaja.

(2)	The CAP Amounts have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by our PEO and Non-PEO NEOs. These amounts reflect the SCT Amounts for each year, adjusted as described in footnote 3 below.
(3)	The CAP Amounts reflect the exclusions and inclusions for the PEOs and the Non-PEO NEOs set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

PEO	Name and Principal Position	Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards from Summary Compensation Table for PEO ($)	Inclusion of Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO ($)	Inclusion of Change In Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in Any Prior Year for PEO ($)	Inclusion of Vesting Date Fair Value of Awards Granted During Year that Vested During Year for PEO ($)	Inclusion of Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for PEO	Exclusion of Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Compensation Actually Paid to PEO ($)
First PEO	Alfred Sandrock, M.D., Ph.D.	2023	3,172,433	(2,157,863)	2,199,100	1,076,411	299,050	548,498	-	5,137,629
	Chief Executive Officer, President, and Director	2022	7,406,449	(6,570,650)	4,468,346	-	84,315		-	5,388,460
Second PEO	Michael Higgins	2022	757,533	(521,805)	87,120	-	949,357	112,515	-	1,384,720
	Former Interim President and Chief Executive Officer	2021	696,063	(316,883)	96,603	-	112,409	(26,250)	-	561,942
Third PEO	G. Andre Turenne	2021	2,630,096	(2,029,796)	-	-	503,453	(498,618)	(754,605)	(149,470)
	Former President and Chief Executive Officer

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Exclusion of Average Stock Awards and Option Awards from Summary Compensation Table for Non-PEO NEOs ($)	Inclusion of Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day or Year for Non-PEO NEOs ($)	Inclusion of Average Change In Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards Granted in Any Prior Year for Non-PEO NEOs ($)	Inclusion of Average Vesting Date Fair Value of Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Inclusion of Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for Non-PEO NEOs ($)	Exclusion of Average Fair Value at Last Day or Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Compensation Actually Paid to Other Non-PEO NEOs ($)
2023	1,529,285	(1,043,962)	1,000,309	116,252	49,839	76,363	-	1,728,086
2022	1,353,260	(953,802)	955,606	138,164	55,938	100,885	-	1,650,050
2021	998,922	(633,944)	85,292	(138,970)	41,392	(56,144)	(291,481)	5,066

(4)	Total shareholder return, or TSR, assumes an investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which the TSR is calculated. The closing stock price of one share of our common stock on December 31, 2020 was $7.15.
(5)	Net income (loss) as reported in our Annual Report on Form 10-K for the relevant fiscal year.

Description of Relationship Between NEO Compensation Actually Paid and Company Total Shareholder Return

The following chart sets forth the relationship between the CAP Amount to our PEOs, the average of CAP Amount to our Non-PEO NEOs, and the Company’s cumulative TSR over the fiscal two-year period from 2021 through 2023.

Description of Relationship Between NEO Compensation Actually Paid and Net Loss

The following chart sets forth the relationship between the CAP Amount to our PEOs, the average of the CAP Amount to our Non-PEO NEOs, and our net loss over the fiscal three-year period from 2021 through 2023.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors for service during 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other nonemployee members of the Board of Directors in 2023. We reimburse nonemployee directors for reasonable travel expenses. The compensation received by Dr. Sandrock, our President and Chief Executive Officer, is presented under the heading “Summary Compensation Table” above and the stock option and restricted stock unit grants to Dr. Sandrock are presented in the “Outstanding Equity Awards at Fiscal Year End Table—2023” above.

		Fees Earned or		All Other
		Paid in Cash	Option Awards	Compensation	Total
Name		($)	($)(1)	($)	($)
Grace E. Colón, Ph.D.	(2)	46,000	386,232	—	432,232
James A. Geraghty	(3)	66,000	197,780	—	263,780
Michael Higgins	(4)	83,500	197,780	—	281,280
Steven Hyman, M.D.	(5)	58,000	197,780	—	255,780
Catherine J. Mackey, Ph.D.	(6)	53,000	197,780	—	250,780
Jude Onyia, Ph.D.	(7)	38,250	414,071	—	452,321
Glenn Pierce, M.D., Ph.D.	(8)	51,000	197,780	—	248,780
George Scangos, Ph.D.	(9)	28,929	530,860	—	559,789
Nancy Vitale	(10)	57,500	197,780	—	255,280

(1)	Amounts represent the aggregate grant-date fair value of option awards granted to our directors in 2023 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the

SEC. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.
(2)	Fees earned or paid in cash include $40,000 for service as a nonemployee director and $6,000 for service on the Compensation Committee. Dr. Colón held options to purchase an aggregate of 66,000 shares of our common stock as of December 31, 2023.
(3)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $16,000 for service as the chair of the Audit Committee and $10,000 for service as the chair on the Nominating and Corporate Governance Committee. Mr. Geraghty held options to purchase an aggregate of 165,764 shares of our common stock as of December 31, 2023.
(4)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $32,500 for service as the chairman of the Board of Directors, $6,000 for service on the Compensation Committee, and $5,000 for service on the Nominating and Corporate Governance Committee. Mr. Higgins held options to purchase an aggregate of 426,764 shares of our common stock as of December 31, 2023.
(5)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $8,000 for service on the Audit Committee, and $10,000 for service as the chair of the Science and Technology Committee. Dr. Hyman held options to purchase an aggregate of 165,764 shares of our common stock as of December 31, 2023.
(6)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $8,000 for service on the Audit Committee, and $5,000 for service on the Science and Technology Committee. Dr. Mackey held options to purchase an aggregate of 66,000 shares of our common stock as of December 31, 2023.
(7)	Fees earned or paid in cash include $34,000 for service as a nonemployee director, and $4,250 for service on the Science and Technology Committee, which, in each case, reflects proration based on a service commencement date of February 23, 2023. Dr. Onyia held options to purchase an aggregate of 66,000 shares of our common stock as of December 31, 2023.
(8)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $6,000 for service on the Compensation Committee, and $5,000 for service on the Science and Technology Committee. Dr. Pierce held options to purchase an aggregate of 276,000 shares of our common stock as of December 31, 2023.
(9)	Fees earned or paid in cash include $25,714 for service as a nonemployee director and $3,214 for service on the Science and Technology Committee, which, in each case, reflects proration based on a service commencement date of May 9, 2023. Dr. Scangos held options to purchase an aggregate of 66,000 shares of our common stock as of December 31, 2023.
(10)	Fees earned or paid in cash include $40,000 for service as a nonemployee director, $12,500 for service as the chair of the Compensation Committee, and $5,000 for service on the Nominating and Corporate Governance Committee. Ms. Vitale held options to purchase an aggregate of 89,000 shares of our common stock as of December 31, 2023.

Our non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the current policy, adopted in July 2018 and most recently amended in June 2022, all non-employee directors will be paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
Chairman	$72,500
All non-employee members	$40,000
Audit Committee:
Chairperson	$16,000
Non-Chairperson members	$8,000
Compensation Committee:
Chairperson	$12,500
Non-Chairperson members	$6,000
Science and Technology Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

Since February 2022, under our non-employee director compensation policy then in effect, each person who is initially appointed or elected to the Board of Directors is eligible for an option grant to purchase up to 44,000 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director, which vests quarterly over four years, subject to the non-employee director’s continued service as a member the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the Board of Directors is eligible to receive an annual option grant to purchase up to 22,000 shares of our common stock, which option will vest in full upon the first anniversary of the date of grant, subject to the non-employee director’s continued service as a member of the Board of Directors. All the foregoing options will be granted at fair market value on the date of grant.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials and if requested, one copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 75 Hayden Avenue, Lexington, Massachusetts 02421, Attention: Secretary or call us at (857) 259-5340. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V48838-P07352 For Against Abstain For Against Abstain ! ! ! ! ! ! VOYAGER THERAPEUTICS, INC. 75 HAYDEN AVENUE LEXINGTON, MA 02421 Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. To elect each of the following directors to serve as a Class III director until the 2027 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. VOYAGER THERAPEUTICS, INC. The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1. The Board of Directors recommends you vote FOR proposal 2. 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. 3. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board of Directors recommends you vote FOR proposal 3. NOTE: The Board of Directors may also transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 01) Michael Higgins 02) Jude Onyia 03) Nancy Vitale VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V48839-P07352 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2024: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. VOYAGER THERAPEUTICS, INC. Annual Meeting of Stockholders June 5, 2024 9:00 AM, ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Alfred Sandrock, Robin Swartz, and Jacquelyn Fahey Sandell, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of VOYAGER THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM ET on June 5, 2024 at 75 Hayden Avenue, Lexington, Massachusetts 02421, and any adjournments or postponements thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side